STOCK PURCHASE AGREEMENT

by and among

NORTHSTAR CEMETERY SERVICES OF CALIFORNIA, LLC,

NORTHSTAR MEMORIAL GROUP, LLC

LIFEMARK GROUP

and

CAPITAL SOUTHWEST CORPORATION

Dated as of April 29, 2010

TABLE OF CONTENTS

i

EXHIBIT A - March 31, 2010 Balance Sheet
EXHIBIT B - Definition of Parcel V

SCHEDULES:

Schedule 1.1	Excluded Assets
Schedule 1.2	Excluded Liabilities
Schedule 2.4(b)	Preliminary Net Asset Calculation
Schedule 3.1(a)	Foreign Qualifications; Names
Schedule 3.1(c)	Subsidiary Foreign Qualifications
Schedule 3.2(a)	Distribution
Schedule 3.2(b)	List of all Subsidiaries
Schedule 3.3(b)	No Violation
Schedule 3.5	Proceedings
Schedule 3.5(b)	Company Regulatory Agreements
Schedule 3.6(a)	Financial Statements
Schedule 3.8(b)	Absence of Changes
Schedule 3.9(a)	Legal Proceedings
Schedule 3.11(a)	Employee Benefit Plans
Schedule 3.11(b)	Benefit Plan Compliance
Schedule 3.11(c)	Acceleration of Benefits
Schedule 3.11(d)	Unions
Schedule 3.11(f)	Employees of the Company and its Subsidiaries
Schedule 3.12(a)	Permits
Schedule 3.13(a)	Company Contracts
Schedule 3.13(d)	Reinsurance Contracts
Schedule 3.15(b)	Trust Funds
Schedule 3.15(c)	Preneed Agreement Insurance

Schedule 3.16	Real Property
Schedule 3.17	Assets
Schedule 3.19	Intellectual Property
Schedule 3.20(a)	Environmental Permits
Schedule 3.20(b)	Environmental Compliance
Schedule 3.20(d)	Environmental Orders, Etc.
Schedule 3.22	Intercompany Accounts and Agreements
Schedule 3.24	Indebtedness
Schedule 3.25	Inventory
Schedule 3.26	Volume
Schedule 5.12	Distribution

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of April 29, 2010, is made and entered into by and among NorthStar Memorial Group, LLC, a Delaware limited liability company ("Parent"), NorthStar Cemetery Services of California, LLC, a Delaware limited liability company or its Affiliate ("Buyer"), Lifemark Group, a Nevada corporation (the "Company"), and  Capital Southwest Corporation, a Texas corporation ("Seller").

WITNESSETH:

WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding shares of capital stock (the "Shares") of the Company;

WHEREAS, Parent desires that Buyer acquire from Seller, and Seller desires to sell to Buyer, all of the Shares, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

"Adjustment Amount" means the amount by which the Net Assets delivered at Closing to Buyer varies from $82,964,998.  If the Adjustment Amount is a negative number, the Purchase Price will be decreased, as provided in Section 2.4(e).  If the Adjustment Amount is a positive number, the Purchase Price will be increased, as provided in Section 2.4(e).

"Affiliate" means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under Common Control with such Person.

"Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or non-U.S. Law.

"Agreement" has the meaning set forth in the preamble.

"Bankruptcy and Equity Exception" has the meaning set forth in Section 3.3(a).

"Basket" has the meaning set forth in Section 9.4(a).

"Business Day" means any day other than a Saturday, a Sunday or any other day on which commercial banks are not generally open for business in Houston, Texas.

"Buyer" has the meaning set forth in the preamble.

"Buyer Disclosure Schedule" has the meaning set forth in Article IV.

"Buyer Indemnitees" has the meaning set forth in Section 9.2.

"California Consumer Consent" has the meaning set forth in Section 3.4.

"Closing" has the meaning set forth in Section 2.3.

"Closing Date" has the meaning set forth in Section 2.3.

"Closing Date Balance Sheet" has the meaning set forth in Section 2.4(c).

"Closing Date Cash Payment" has the meaning set forth in Section 2.2.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the preamble.

"Company Benefit Plans" has the meaning set forth in Section 3.11(a).

"Company Bylaws" has the meaning set forth in Section 3.1(b).

"Company Charter" has the meaning set forth in Section 3.1(b).

"Company Common Stock" has the meaning set forth in Section 3.2(a).

"Company Contract" has the meaning set forth in Section 3.13(a).

"Company Disclosure Schedule" has the meaning set forth in Article III.

"Company Financial Statements" has the meaning set forth in Section 3.6(a).

"Company Intellectual Property Rights" has the meaning set forth in Section 3.19.

"Company Regulatory Agreement" has the meaning set forth in Section 3.5(b).

"Confidential Information" means any information concerning the business and affairs of the Company and its Subsidiaries that is known to Seller prior to the Closing or becomes known to Seller following the Closing in connection with this Agreement except for any such information (i) that is already available to the public or (ii) becomes available to the public not in violation of Section 5.8 of this Agreement.

 "Consent" means any approval, consent, ratification, waiver or other authorization, including, but not limited to, any Governmental Authorization.

"Control" means, as to any Person, the ownership or possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The terms "Controlled by" and "under Common Control with" have correlative meanings.

"Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code.

"Distribution" has the meaning set forth in Section 5.12(a).

"Distribution Costs" has the meaning set forth in Section 5.12(b).

"Employees" has the meaning set forth in Section 5.2(c).

"End Date" has the meaning set forth in Section 7.1(a)(iii).

"ERISA" has the meaning set forth in Section 3.11(a).

"ERISA Affiliate" means any entity if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C) or Code Sections 414(b), (c) or (n), or a member of an affiliated service group for purposes of Code Section 414(m).

"Estimated Distribution Costs" means an amount equal to $1,248,040, such amount being the estimated amount of all costs and expenses (including, but not limited to, all Taxes, transfer taxes, filing fees, recording fees or otherwise) that have been or will be incurred by the Company or its Subsidiaries associated with, arising out of or relating to the Distribution.

"Excluded Assets" means those assets of the Company and its Subsidiaries, as more particularly described on Schedule 1.1 of the Company Disclosure Schedule, that shall be distributed to Seller prior to the Closing in accordance with Section 5.12.

"Excluded Liabilities" means those liabilities of the Company and its Subsidiaries, as more particularly described on Schedule 1.2, which shall be assumed by Seller on the Closing Date.

"Excluded Representations" has the meaning set forth in Section 9.1.

"Existing Permits" has the meaning set forth in Section 3.12(a).

"GAAP" means United States generally accepted accounting principles applied on a consistent basis.

"Governmental Entity" has the meaning set forth in Section 3.4.

"Hazardous Materials" means any substances:  (i) the presence of which requires special handling or management, or the release of which may require investigation or remediation under any Law; (ii) which is or has been identified as a potential hazardous material, hazardous waste, hazardous substance, pollutant or contaminant under any applicable Law; or (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, reactive or otherwise dangerous or hazardous to health or the environment and is subject to regulation by any Governmental Entity.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indebtedness" means any (a) obligations relating to indebtedness for borrowed money, including any bank overdraft, (b) obligations evidenced by a bond, note, debenture or similar instrument, (c) obligations as lessee under leases required to be capitalized in accordance with GAAP, (d) obligations in respect of reimbursement obligations related to banker’s acceptances or letters of credit, (e) obligations for the deferred purchase price of property or services (other than current accounts payable to suppliers and similar accrued liabilities incurred in the Ordinary Course that are included in the calculation of Net Assets), (f) indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) of any other Person secured by any Lien on any assets of the Company or any of its Subsidiaries, even though the Company and its Subsidiaries have not assumed or otherwise become liable for the payment thereof, (g) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (f) above of any other Person, and (j) liabilities under any synthetic lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal income Tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.

"Indemnified Party" has the meaning set forth in Section 9.5.

"Indemnifying Party" has the meaning set forth in Section 9.5.

"Intellectual Property" means patents, trademarks, service marks, trade names, copyrights, software, trade secrets and other proprietary rights and processes.

"Interim Financial Statements" has the meaning set forth in Section 3.6(a).

"Knowledge of Seller" means, as to a particular matter, the actual knowledge of any Harley Forrey, Charles Hotchkiss, Maria Flores, Lisa Sanchez, Andy Bryant, Michael Rogers, Gordon Swallow, and Anthony Kan.

"Law" means and includes any applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Governmental Entity.

"Lien" means and includes any lien, pledge, mortgage, security interest, claim lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, or any other encumbrance, restriction or limitation whatsoever.

"Losses" has the meaning set forth in Section 9.2.

"Material Adverse Effect" has the meanings set forth in Section 3.8(a).

"Net Assets" means total assets of the Company and its Subsidiaries less total liabilities determined in accordance with GAAP, including but not limited to current accounts payable to suppliers and similar accrued liabilities incurred in the Ordinary Course but excluding Excluded Assets and Excluded Liabilities.

"Neutral Auditor" has the meaning set forth in Section 2.4(d).

"Ordinary Course" means the ordinary course of business consistent with past custom and practice (including with respect to quantity, amount and frequency).

"Owned Properties" has the meaning set forth in Section 3.16.

"Parcel V" has the meaning set forth in Exhibit B.

"Parcel V Costs" has the meaning set forth in Section 5.16.

"Parent" has the meaning set forth in the Preamble.

"Permit" means any license, franchise, permit, concession, approval, registration, filing, certificates or other authorization from, of or with a Governmental Entity.

"Permitted Encumbrances" means exceptions, encumbrances, encroachments, overlaps, protrusions, boundary line disputes or other matters shown in the shown in the title reports and surveys delivered to Buyer prior to the date hereof other than Buyer’s written objections delivered to Seller on or prior to the date hereof.

"Permitted Liens" means Liens (i) for current Taxes or other governmental charges not yet due or payable, (ii) mechanics liens and similar liens for labor, materials, or supplies provided with respect to Real Property incurred in the Ordinary Course for work not yet completed and for amounts that are not yet due and payable as of the Closing Date, (iii) zoning, building codes, and other land use laws regulating the use or occupancy of Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over Real Property and are not violated by the current use or occupancy of such Real Property and are reflected on the title reports and that do not, individually or in the aggregate, materially impair the current use, occupancy, or value of, or the marketability or title in, such Real Property, and (iv) Permitted Encumbrances.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other entity or Governmental Entity.

"Post-Closing Tax Period" means any Tax period beginning on the Closing Date or, where required by applicable Law, including, but not limited to, pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(A), at the close of business on the Closing Date, and with respect to any Straddle Period, the portion of such Straddle Period beginning on the Closing Date; provided that if any Post-Closing Tax Period begins at the close of business on the Closing Date pursuant to applicable Law, the applicable portion of any Straddle Period shall be deemed to begin at the close of business on the Closing Date.

"Pre-Closing Tax Period" means any Tax period ending at the close of business on the day preceding the Closing Date or, where required by applicable Law, at the close of business on the Closing Date, and with respect to any Straddle Period, the portion of such Straddle Period ending at the close of business on the day preceding the Closing Date; provided that if any Pre-Closing Tax Period ends at the close of business on the Closing Date pursuant to applicable Law, the applicable portion of any Straddle Period shall be deemed to end at the close of business on the Closing Date.

"Preneed Agreement" means any funeral or cemetery preneed contract generated in the operation of the Company or any of its Subsidiaries providing for the future delivery of funeral or cemetery merchandise (including interment rights) or services, that is unfulfilled in whole or in part as of the date of this Agreement.

"Preneed Shortfall Amount" means, with respect to each of the Preneed Agreements (whether funded by trust or insurance) to which the Company or any of its Subsidiaries is a party or is otherwise liable or obligated thereunder, the amount by which (i) the amount that either (A) has been paid for the insurance policy or (B) placed in trust, in each case as of the Closing Date, with respect to such Preneed Agreement is less than (ii) the amount legally or contractually required to either (A) be paid for the insurance policy or (B) placed in trust, as applicable, with respect to such Preneed Agreement plus the amount of any withdrawal made from such trusts that was not in compliance with applicable law plus an amount equal to the earnings on such amounts if such funds had been properly deposited or retained on such account, which, for purposes of calculating the Preneed Shortfall Amount, such earnings shall be equal to a five percent (5%) per annum return, compounding annually, accruing on such funds from the date on which such funds should have been deposited or were improperly withdrawn, as applicable.

"Purchase Price" has the meaning set forth in Section 2.2.

"Real Estate Swap" has the meaning set forth in Section 5.9(b).

"Real Property" has the meaning set forth in Section 3.16.

"Regulatory Agencies" has the meaning set forth in Section 3.5(a).

"Regulatory Laws" means any Law enacted by any Governmental Entity relating to antitrust matters, insurance, death care, or regulating competition.

"Representative" means any Person's Affiliates, directors, officers, employees, agents, advisors, attorneys, accountants, consultants and representatives of such Person's agents and advisors.

"Securities Act" means the Securities Act of 1933, as amended.

"Seller" has the meaning set forth in the preamble.

"Seller Indemnitees" has the meaning set forth in Section 9.3.

"Shares" has the meaning set forth in the recitals.

"Straddle Period" means any taxable period that begins before the Closing Date and ends on or after the Closing Date; provided, however, that if pursuant to applicable Law, any Pre-Closing Tax Period ends, and any Post-Closing Tax Period begins, at the close of business on the Closing Date, a Straddle Period shall mean any taxable period beginning on or before the Closing Date and ending after the Closing Date.

"Subsidiary" of any Person means another Person more than 50% of the total combined voting power of all classes of capital stock or other voting interests of which, or more than 50% of the equity securities of which, is owned directly or indirectly by such first Person.

"Tax" or "Taxes" means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any Tax sharing or Tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person's Taxes as a transferee or successor, by contract or otherwise.

"Tax Contest" has the meaning set forth in Section 8.5.

"Tax Return" means any federal, state, local or foreign (including any other governmental subdivision or taxing authority) tax return, report or similar statement, and any declaration, statement, claim for refund, report, schedule, form, or information return, or any amendment to any of the foregoing, relating to Taxes and all attachments thereto, as well as any records or documents that are required to be kept or maintained by applicable Law.

"Tax Sharing Agreements" means any and all existing Tax sharing, allocation, indemnification, or similar agreements, provisions, or arrangements (whether or not written) between or among Seller or any of its respective Affiliates (other than the Company or its Subsidiaries), on the one hand, and the Company or its Subsidiaries on the other hand.

"Third Party Claim" has the meaning set forth in Section 9.5.

"Third Party Consents" means the consents, waivers, approvals, authorizations and permits required to be obtained under any Company Contract with third parties or from any Governmental Entities or Regulatory Entities in order to consummate the transactions contemplated hereunder.

"Transaction Expenses" means any and all (a) legal, accounting, tax, consulting, financial advisory, and other professional or transaction related costs, fees and expenses incurred by, or for the benefit of, the Company or its Subsidiaries or Seller in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby or by the term sheet dated December 23, 2009 between the parties (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), and (b) payments, bonuses or severances that become due or are otherwise required to be paid as a result of or in connection with the Closing or as a result of any change of control or other similar provisions other than those severances that are expressly set forth and designated on Schedule 3.11(a) of the Company Disclosure Schedule.

"Transfer Taxes" means any real property transfer or gains, real property excise, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement.

"Trust Funds" has the meaning set forth in Section 3.15(b).

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale.  On the Closing Date, subject to the terms and conditions of this Agreement, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Liens.

Section 2.2 Purchase Price.  Subject to the Adjustment Amount, the aggregate purchase price for the Shares shall be $84,750,000 (the "Purchase Price").  The Purchase Price (subject to reduction pursuant to Section 2.4(a) below) less an amount equal to the Estimated Distribution Costs (such net amount, the "Closing Date Cash Payment") shall be paid by Buyer to Seller at Closing by wire transfer of immediately available funds to the account specified in writing by Seller.

Section 2.3 Closing.  Unless this Agreement shall have been terminated pursuant to Article VII and subject to the satisfaction or waiver of each of the conditions set forth in Article VI, the closing of the sale and purchase of the Shares (the "Closing") shall take place at 11:00 a.m., Dallas time, on the fifth Business Day after the last to be fulfilled or waived of the conditions set forth in Article VI (other than any such condition required to be performed at the Closing), at the offices of Locke Lord Bissell & Liddell LLP, 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201, unless another date, time or place is agreed to in writing by the parties hereto.  The actual date and time of the Closing are herein referred to as the "Closing Date."  For all purposes, the Closing shall be deemed to have occurred at 12:01 a.m. on the Closing Date.

Section 2.4 Indebtedness and Net Asset Adjustments.

(a) Seller will fully pay and discharge all Indebtedness (except for any Indebtedness of the type referred to in clause (c) of the definition thereof and Indebtedness of the type referred to in clauses (f) and (g) of the definition thereof to the extent such Indebtedness relates to the Indebtedness referred to in clause (c) thereof) and any prepayment penalties or other fees and expenses associated with such payment, before the Closing Date.  Buyer may, at its option, elect to assume any such Indebtedness by providing Seller written notice of its election to assume it, in which case the Purchase Price shall be reduced by the amount necessary to pay such Indebtedness, including interest due but not yet payable and any pre-payment penalties.

(b) The parties will prepare and agree on a preliminary Net Assets calculation based on the balance sheet of the Company as of March 31, 2010 ("Preliminary Calculation").  A copy of the Preliminary Calculation as of March 31, 2010 is attached hereto as Schedule 2.4(b).  This Preliminary Calculation is provided solely by way of example and will be used as the basis for preparing the Net Assets calculation under the Closing Date Balance Sheet as set forth below.

(c) Within ninety (90) days after the Closing, Buyer shall cause the Company to prepare and deliver to Seller a balance sheet of the Company as of the Closing Date, including a computation of Indebtedness, Net Assets and the Adjustment Amount, each as of the Closing Date (collectively, the "Closing Date Balance Sheet").  The Closing Date Balance Sheet shall be prepared in accordance with this Agreement and GAAP applied in a manner consistent with the preparation of the balance sheet attached hereto as Exhibit A except that Net Assets shall not include the items expressly excluded from the definition thereof.  Following the delivery of the Closing Date Balance Sheet to Seller, the Company and Buyer shall afford Seller and its Representatives a reasonable opportunity to examine the Closing Date Balance Sheet, and such supporting schedules, analyses, including the audit work papers, and other underlying records or documentation as are reasonably necessary to determine the accuracy of the Closing Date Balance Sheet.  Buyer and the Company shall reasonably cooperate with Seller and its Representatives in such examination, including providing answers to questions asked by Seller and its Representatives reasonably necessary to determine the accuracy of the Closing Date Balance Sheet.

(d) If within thirty (30) days following delivery of the Closing Date Balance Sheet Seller does not object in writing thereto, then the final, binding and conclusive Adjustment Amount shall be as computed on such Closing Date Balance Sheet.  If Seller does object in writing to the computation within such 30-day period, then Seller and Buyer shall negotiate in good faith and attempt to resolve their disagreement.  Should such negotiations not result in an agreement on the final, binding and conclusive Adjustment Amount within twenty (20) days following the receipt by the Buyer of the Seller’s objection, then the issues set forth in such objection and unresolved by the parties shall be submitted to an independent accounting firm of national reputation mutually acceptable to Seller and Buyer (the "Neutral Auditor").  If Seller and Buyer are unable to agree on the Neutral Auditor, then Seller and Buyer shall request the American Arbitration Association to appoint the Neutral Auditor.  All fees and expenses relating to appointment of the Neutral Auditor and the work, if any, to be performed by the Neutral Auditor will be borne equally by Seller and Buyer.  During the review by the Neutral Auditor, each party shall furnish to the Neutral Auditor such work papers and other documents and information relating to such objections as the Neutral Auditor may request and are available to that party or its Subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the Neutral Auditor any material relating to the determination of the matters in dispute and to discuss such determination with the Neutral Auditor.  The Neutral Auditor will deliver to Seller and Buyer a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by Seller and Buyer, or their respective Affiliates) of the Adjustment Amount within thirty (30) days of the engagement of the Neutral Auditor, which determination will be final, binding and conclusive on the parties.

(e) Promptly following the establishment of the final, binding and conclusive Adjustment Amount, the parties shall account to each other as provided for in this Section 2.4(e).  If the Adjustment Amount is negative, Buyer shall be entitled to receive a payment from Seller, in cash, in an amount equal to such negative amount.  If the Adjustment Amount is positive, Seller shall be entitled to receive a payment from Buyer, in cash, in an amount equal to such positive amount.  Any such payment shall be due and payable within five (5) Business Days after the establishment of the final, binding and conclusive Adjustment Amount.

Section 2.5 Seller's Closing Deliveries.  At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) certificates representing the Shares, duly endorsed in blank or with stock powers duly endorsed in blank, in proper form for transfer;

(b) certificates duly executed by Seller, each dated as of the Closing Date, certifying as to Seller's compliance with the conditions set forth in Sections 6.2(a) and 6.2(b);

(c) the written resignations of those directors of the Company and its Subsidiaries from their positions as directors of the Company or such Subsidiaries as identified in writing by Buyer;

(d) the written resignations of those trustees of the Trust Funds as identified in writing by Buyer;

(e) a good standing certificate (or its equivalent) of the Seller, the Company and each of the Company’s Subsidiaries issued by the applicable secretary of state, in each case certified as of a reasonably current date;

(f) a receipt evidencing Seller's receipt of the Closing Date Cash Payment, duly executed by Seller;

(g) certified copies of the articles of incorporation and bylaws of the Seller, the Company and the Company’s Subsidiaries and the authorizing resolutions and incumbency certificates of the Company for this Agreement and the transactions contemplated hereby.

(h) the original stock transfer and corporate minute books (or their equivalent) of the Company and its Subsidiaries;

(i) payoff and release letters from the holders of the Indebtedness set forth on Schedule 3.24 of the Company Disclosure Schedule that (i) reflect the amounts required in order to pay in full such Indebtedness, (ii) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Company or any of its Subsidiaries shall be terminated and of no further force and effect, and (iii) authorize Seller, upon payment in full of such amounts, to record and file releases of such Liens and UCC-3 termination statements with respect to the financing statements filed against the assets of the Company or any of its Subsidiaries by the holders of such Liens;

(j) all Third Party Consents, if any;

(k) a copy of the applicable documents, including but not limited to quitclaim deeds of transference of the Owned Property included in the Excluded Assets, in forms reasonably satisfactory to Buyer, duly executed by the Company and Seller distributing the Excluded Assets to Seller;

(l) a non-foreign person affidavit from Seller certifying that Seller is not a foreign person, in a form that satisfies the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder;

(m) any other items to be delivered by the Company or any Subsidiary or the Seller under the terms of this Agreement;

(n) evidence of transfer or dissolution of Skylawn Reinsurance Company, Ltd.; and

(o) instruments of assumption for Excluded Liabilities as Buyer may reasonably request, in form reasonably satisfactory to Buyer and its counsel, to effectuate the assumption of the Excluded Liabilities by Seller.

Section 2.6 Buyer’s Closing Deliveries.  At the Closing, Buyer shall deliver or cause to be delivered to Seller, unless otherwise noted:

(a) the Closing Date Cash Payment by wire transfer of immediately available funds to the account specified by Seller prior to the Closing;

(b) a certificate duly executed by an authorized officer of each of Buyer and Parent, dated as of the Closing Date, certifying as to Buyer’s and Parent's compliance with the conditions set forth in Sections 6.3(a) and 6.3(b);

(c) a good standing certificate (or its equivalent) of Buyer and Parent issued by the Secretary of State of the State of Delaware as of a reasonably current date; and

(d) Copies of the authorizing resolutions and incumbency certificates of Parent and Buyer for this Agreement and the transaction contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to and as qualified by items disclosed in the disclosure schedule (the "Company Disclosure Schedule") delivered by Seller to Buyer contemporaneously with the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Seller's covenants contained herein, provided, however, that disclosure in any section of such schedule shall apply only to the indicated Section of this Agreement except, with respect to a section in Article III, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of Article III of this Agreement notwithstanding the absence of an appropriate cross reference thereto), Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 3.1 Corporate Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.  The Company has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  Schedule 3.1(a) of the Company Disclosure Schedule lists all of the jurisdictions in which the Company or any Subsidiary is qualified to do business as a foreign corporation.  Schedule 3.1(a) of the Company Disclosure Schedule sets forth the names under which the Company has conducted the business of the Company or any Subsidiary.  The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.  The Seller has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

(b) True, complete and correct copies of the articles of incorporation of the Company and each Subsidiary (the "Company Charter"), and the bylaws of the Company and each Subsidiary (the "Company Bylaws"), as in effect as of the date of this Agreement, have previously been delivered to Buyer.

(c) Each Subsidiary of the Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization, (ii) has the requisite power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) except where the failure to be so licensed or qualified would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  Schedule 3.1(c) of the Company Disclosure Schedule lists all of the jurisdictions in which each Subsidiary of the Company is qualified to do business as a foreign corporation.

(d) The minute books of the Company previously made available to Buyer contain true and correct records of all meetings and other corporate actions held or taken by its shareholders and Board of Directors.

Section 3.2 Capitalization.

(a) Except as may be modified in connection with the Distribution as set forth on Schedule 3.2(a) of the Company Disclosure Schedule, the authorized capital stock of the Company consists of 2,000,000 shares of common stock, $1.00 par value per share (the "Company Common Stock"), of which 1,449,026 shares are issued and outstanding and constitute the Shares.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote are issued or outstanding.  Except for this Agreement, the Company and Seller do not have and are not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the sale, purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, or other equity securities of the Company.  Except for this Agreement and as set forth on Schedule 3.2(a) of the Company Disclosure Schedule, there are no contractual obligations of Seller, the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or its Subsidiaries  or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries, or (ii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Common Stock, or other equity securities of the Company. Seller is the record and beneficial owner of 100% of the issued and outstanding Company Common Stock, free and clear of all Liens.  There are no restrictions upon the voting or transfer of any shares or other equity interests pursuant to the Company Charter or Company Bylaws, any Law or any agreement to which Seller or the Company is a party.  Upon delivery of and payment for the Shares at the Closing as herein provided, good and valid title to the Shares will pass to Buyer, free and clear of all Liens, other than any Liens arising from acts of Buyer.

(b) Schedule 3.2(b) of the Company Disclosure Schedule is a complete and accurate list of all Subsidiaries of the Company.  Except for any director qualifying shares as set forth on Schedule 3.2(b) of the Company Disclosure Schedule and the shares of Lifemark Group Pte Limited, a Hong Kong private limited company currently owned by Andy Bryant but as to which application has been made to transfer the shares to the Company or an Affiliate thereof, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.3 Authority; No Violation.

(a) Each of the Seller and Company has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and adopted by the Board of Directors of Seller and Company, as applicable.  No other corporate proceedings on the part of Seller or Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Seller and Company and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligations of Seller and Company, enforceable against Seller and Company in accordance with their terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Bankruptcy and Equity Exception")).

(b) Neither the execution and delivery of this Agreement by Seller or Company, nor the consummation by Seller or Company of the transactions contemplated hereby, nor compliance by Seller or Company with any of the terms or provisions of this Agreement will (i) violate any provision of the articles of incorporation or bylaws of Seller, the Company Charter or Company Bylaws, (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, violate any Law, judgment, order, injunction or decree applicable to Seller, the Company, any of its Subsidiaries or any of their respective properties or assets or (iii) except as set forth in Schedule 3.3(b) of the Company Disclosure Schedule, violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, or result in the creation of any Lien upon any of the respective properties or assets of Seller, the Company or any of its Subsidiaries under, any Company Contract.

Section 3.4 Consents and Approvals.  Except for any notices or filings required under the HSR Act, any notice required to the California Department of Consumer Affairs (the "California Consumer Consent"), and any filing required by the Securities Act or any applicable stock exchange, no consents or approvals of or filings or registrations with any foreign, federal or state insurance or other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a "Governmental Entity") are necessary in connection with the execution and delivery by Seller and Company of this Agreement or the consummation by Seller and Company of the transactions contemplated by this Agreement.

Section 3.5 Reports; Regulatory Matters.

(a) The Company and its Subsidiaries have in all material respects timely filed or furnished, as applicable, all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2006 with (i) any state regulatory authority, (ii) any foreign regulatory authority, and (iii) any self-regulatory authority, (collectively, "Regulatory Agencies") and with each other applicable Governmental Entity, and all other reports and statements required to be filed or furnished by them since January 1, 2006, including any report or statement required to be filed pursuant to the Laws or Regulatory Laws of any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith except those that are being contested in good faith. Except as set forth in Schedule 3.5(a) of the Company Disclosure Schedule, no Regulatory Agency or other Governmental Entity has pending any proceeding, enforcement action or, to the Knowledge of Seller, investigation into the business, disclosures or operations of the Company or any of its Subsidiaries.  Since January 1, 2006, there have been no formal, or to the Knowledge of Seller informal, inquiries or unresolved stop orders by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries  (other than normal inquiries made by a Regulatory Agency or other Governmental Entity in the Ordinary Course).

(b) Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2007 a recipient of any supervisory letter from, or since January 1, 2007 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts or affects in any material respect the conduct of its business, other than those of general application that apply to similarly situated companies (each item in this sentence, a "Company Regulatory Agreement") and other than those set forth on Schedule 3.5(b) of the Company Disclosure Schedule, nor, except for those set forth on Schedule 3.5(b) of the Company Disclosure Schedule, has either of the Company or any of its Subsidiaries  been advised in writing since January 1, 2007 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

Section 3.6 Financial Statements.

(a) Except as disclosed in Schedule 3.6(a) of the Company Disclosure Schedule, Seller has delivered to the Buyer (i) the audited consolidated financial statements of the Company and its Subsidiaries for the years ended March 31, 2010 (to be delivered to Buyer prior to Closing), March 31, 2009 and March 31, 2008, (ii) the unaudited internally generated financial statements for the year ended March 31, 2010 and (iii) the unaudited interim consolidated financial statements of the Company and its Subsidiaries for such interim months ended greater than fifteen (15) days prior to Closing (the "Interim Financial Statements"), each of which is attached to Schedule 3.6(a) of the Company Disclosure Schedule (collectively, the financial statements in clauses (i), (ii) and (iii) the "Company Financial Statements"), each of which have been prepared in conformity with GAAP (except that the unaudited financial statements do not reflect normal year end adjustments, none of which are material and adverse, and are not accompanied by footnotes) consistently applied during the periods involved, except as otherwise disclosed in the notes thereto.  The Company Financial Statements are true, correct and complete and fairly present the financial position of the Company and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended, on a basis consistent with the books and records of the Company and its Subsidiaries, subject, in the case of the unaudited interim consolidated financial statements, to normal year-end adjustments, none of which are material.

(b) Neither the Company nor any of its Subsidiaries has any, and to the Knowledge of Seller, there is no reasonable basis for any, liability or obligation of any nature whatsoever (whether known, unknown, absolute, accrued, contingent, asserted, unasserted or otherwise and whether due or to become due), except for those (i) liabilities that are reflected or reserved against on the balance sheet dated March 31, 2010 (including any notes thereto), (ii) liabilities incurred in the Ordinary Course since March 31, 2010, and (iii) liabilities for Transaction Expenses.

Section 3.7 Broker's Fees.  Other than Raymond James & Associates, Inc., whose fees will be paid by the Seller, none of the Seller, the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

Section 3.8 Absence of Certain Changes or Events.

(a) Since March 31, 2009, no event or events have occurred or condition or conditions exist that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Company, a material adverse effect on (i) the financial condition, results of operations or business of the Company and its Subsidiaries taken as a whole (provided, however, that, a "Material Adverse Effect" shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in statutory or regulatory accounting requirements applicable to companies in the industries in which the Company and its Subsidiaries operate, (B) changes, after the date hereof, in laws, rules, regulations or the interpretation of laws, rules or regulations by Governmental Entities applicable to companies in the industries in which the Company and its Subsidiaries  operate, (C) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement, (D) changes, after the date hereof, in global, national or regional political conditions (including acts of terrorism or war) or changes in general business or economic conditions (including changes in the condition of capital markets), (E) any failure, in and of itself, by the Company to achieve any internal or published industry projections, forecasts or estimates for any period, and (F) the disclosure of the fact that Buyer is the prospective acquirer of the Company or the announcement of the execution of this Agreement, or (ii) the ability of Seller to timely consummate the transactions contemplated by this Agreement; and the term "Material Adverse Effect" with respect to Buyer means a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement; provided, however, that the facts, circumstances, events or changes set forth in clauses (A), (B) and (D) above may be taken into account in determining whether there is or has been a Material Adverse Effect with respect to the Company if and only to the extent that such act, development, occurrence, circumstance, event or change has a disproportionate impact on the Company and/or its Subsidiaries, relative to the other participants in the industries in which the Company and/or its Subsidiaries operate.

(b) Since March 31, 2009 through and including the date of this Agreement, the Company and its Subsidiaries have not, except as set forth on Schedule 3.8(b) of the Company Disclosure Schedule, taken any of the actions contemplated under Section 5.2.

(c) Since March 31, 2009 through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course.

(d) Since March 31, 2009 through and including the date of this Agreement, neither the Company nor any of its Subsidiaries has (i) changed any Tax or financial accounting methods, principles or practices of the Company or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, or (ii) except for distributions by wholly owned Subsidiaries of the Company to the Company or another wholly owned Subsidiary of the Company, made or declared any distribution in cash or kind to its shareholder or shareholders or repurchased any shares of its capital stock or other equity interests.

Section 3.9 Legal Proceedings.

(a) Except as set forth in Schedule 3.9(a) of the Company Disclosure Schedule, and except for litigation arising in the Ordinary Course (none of which individually involved asserted damages of more than $25,000 or all such claims in the aggregate not exceeding $100,000), none of the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Seller, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits, governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or to which any of their assets are subject, and no such proceedings, claims, actions, suits or investigations disclosed in Schedule 3.9(a) of the Company Disclosure Schedule could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to the Company.

(b) There is no judgment, settlement agreement, order, injunction, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

(c) There are no pending or, to the Knowledge of Seller, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits, governmental or regulatory investigations of any nature against the Seller that purport to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 3.10 Taxes and Tax Returns.  Except as set forth in Schedule 3.10 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), and has paid all Taxes (whether or not shown on any Tax Return) that are due and owing.

(b) No claim has ever been made in writing by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The unpaid Taxes of the Company and its Subsidiaries (i) did not as of the date of the Interim Financial Statements exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect the timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Interim Financial Statements and (ii) will not, as of the Closing Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the Closing Date Balance Sheet.

(d) There are no outstanding extensions or waivers of any statute of limitations filed with any Governmental Entity responsible for assessing or collecting Taxes in respect of any Tax Return which includes the Company or any of its Subsidiaries.

(e) Neither the Company nor any Subsidiary has any liability for the Taxes of any Person (other than Taxes of the Company and any Subsidiary) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as  a transferee or successor, or (iii) by contract or agreement.

(f) The Company and its Subsidiaries have withheld and paid all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to any employee, independent contractor, other service provider, creditor, stockholder, or other third party, and is not liable for any Taxes or any penalty for failure to withhold or pay such amounts.

(g) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(h) There are no disputes, investigations or audits pending, or to the Knowledge of Seller, threatened, nor any written claims asserted, for Taxes or assessments upon either of the Company or any of its Subsidiaries  for which such Company does not have reserves that are adequate under GAAP.

(i) Neither of the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return or is a party to or is bound by any Tax Sharing Agreement (other than such an agreement or arrangement exclusively between or among each of the Company and its Subsidiaries).

(j) Within the past two years (or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code neither of the Company nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355 of the Code.

(k) There are no Liens for Taxes, other than Permitted Liens, on the assets of the Company or any of its Subsidiaries.

(l) There are no powers of attorney that are currently in force with respect to any matter relating to Taxes that will continue in effect after the Closing Date.

(m) There are no outstanding rulings or requests for rulings with any Governmental Entity addressed, directly or indirectly, to either of the Company or any of its Subsidiaries that are, or if issued, would be binding on either of the Company or any of its Subsidiaries for any Post-Closing Tax Period

(n) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any ‘‘excess parachute payment’’ within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law).

Section 3.11 Employee Matters.

(a) Schedule 3.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, director or former director of the Company or any of its Subsidiaries (i) entered into, maintained or contributed to by the Company or any of its Subsidiaries, or (ii) to which the Company or any of its Subsidiaries  is obligated to contribute, or with respect to which the Company or any of its Subsidiaries  has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement), or (iii) that otherwise provides benefits to any current, former or future employee, officer or director of the Company or any of its Subsidiaries  or to any beneficiary or dependent thereof (such plans, programs, agreements and commitments, herein referred to as the "Company Benefit Plans").  With respect to each Company Benefit Plan, the Company has delivered or made available to Buyer a true, correct and complete copy of: (i) each writing constituting a part of such Company Benefit Plan; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any; and (iv) the most recent IRS determination letter, if applicable.  Except as specifically provided in the foregoing documents delivered or made available to Buyer, or as disclosed in Schedule 3.11(a), there are no amendments to any Company Benefit Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or to adopt or approve any new Company Benefit Plan.

(b) Except as set forth on Schedule 3.11(b) of the Company Disclosure Schedule, (i) the Company Benefit Plans have been operated and administered in all material respects in accordance with their terms and with applicable Law; (ii) each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code (a "Qualified Plan"), has received a favorable determination letter from the Internal Revenue Service that has not been revoked, and has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired (if applicable), and no circumstances exist and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust; (iii) no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412, 430, 436, or 4971 of the Code (a "Seller DB Plan"); (iv) no Company Benefit Plan provides material benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) continuation coverage mandated the Consolidated Omnibus Reconciliation Act of 1985, as amended, or similar state Law, in each case, at no expense to the Company or its Subsidiaries, or (B) death benefits or retirement benefits under any Qualified Plan; (v) no Controlled Group Liability has been incurred by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and, without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or 4204 or 4212 of ERISA; (vi) neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates contributes to a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all required, declared or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals with respect to the Company Benefit Plans in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (viii) there is no pending or, to the Knowledge of Seller, threatened or anticipated claim (other than routine claims for benefits) by, on behalf of or against the Company Benefit Plans or any trusts related thereto which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries, (ix) each Company Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (X) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (Y) is unfunded, and (x) no Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).  There has been no communication to employees by the Seller, the Company or any Subsidiaries that could reasonably be interpreted to promise or guarantee employees of the Company and its Subsidiaries retiree health or life insurance or other retiree death benefits.

(c) Except as set forth on Schedule 3.11(c) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries or to such individuals in the aggregate, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting, exercisability or funding of any such benefit or compensation, (iv) result in any material limitation on the right of the Company or any of its Subsidiaries  to amend, merge or, terminate any Company Benefit Plan or related trust, or (v) be considered a change in control for any purpose under any Company Benefit Plan or related trust. No Company Benefit Plan provides for (A) the reimbursement of excise Taxes under Section 4999 of the Code or any income Taxes under the Code or (B) payments that would be non-deductible under Code Sections 162(m) or 280G.

(d) Except as set forth on Schedule 3.11(d) of the Company’s Disclosure Schedule, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.  Except as set forth on Schedule 3.11(d), there are no material organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other material labor disputes pending or, to the Knowledge of Seller, threatened against or involving the Company or any of its Subsidiaries.

(e) The Company and its Subsidiaries do not maintain any material Company Benefit Plans (i) outside of the U.S. or (ii) for the benefit of any individual whose principal place of employment is outside of the U.S.

(f) Schedule 3.11(f) of the Company’s Disclosure Schedule lists all employees of the Company and its Subsidiaries as of December 31, 2009 and, the wages paid to such employees in 2009. As of the date hereof, neither the Company nor its Subsidiaries has increased, nor has any such party agreed to increase, salaries or other compensation to employees from the wages listed on Schedule 3.11(f).

(g) The Company and its Subsidiaries have acted in accordance with applicable Law when classifying a person as an independent contractor or as a self-employed person.

(h) The Company and its Subsidiaries have complied with the Worker Adjustment and Retraining Notification Act and all similar state laws.

(i) No liability under Title IV of ERISA has been or to the Knowledge of Seller, is expected to be incurred by the Company or any of its Subsidiaries.  Without limiting the generality of the foregoing, (A) no current or former employee of the Company or any of its Subsidiaries participates or previously participated in a Seller DB Plan, (B) the Seller has not taken any action to terminate a Seller DB Plan and Seller has no intention of terminating a Seller DB Plan prior to, or during the 120 days following, the Closing Date; and (C) neither the Seller, nor the Company, nor any of their ERISA Affiliates currently has, or has had during the six (6) year period prior to the date hereof, any liability under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

Section 3.12 Compliance With Applicable Law.

(a) Schedule 3.12(a) of the Company’s Disclosure Schedule sets forth a full, complete and accurate list of all Permits held by, or required or necessary to be held by, the Company or any of its Subsidiaries in connection with the current conduct of the business and operations of the Company and its Subsidiaries (the "Existing Permits").  All the Existing Permits are, and as of the Closing will be, in full force and effect.  Except as set forth in Schedule 3.12(a) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not conflict with the terms of, result in default under, or violate the terms of, any Existing Permit or result in the termination of, or require any consent or other action pursuant to, any of the Existing Permits.

(b) The Company and its Subsidiaries are not in default under any Law applicable to the Company or any of its Subsidiaries, including without limitation the Federal Trade Commission’s Funeral Industry Practices Regulation, and neither the Seller nor the Company has received any written notice of any alleged noncompliance relating to the Company or its Subsidiaries since March 31, 2007.

(c) The Company and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, or conservator in accordance with the terms of the governing documents and applicable Law.  None of the Company, any of its Subsidiaries, or any director or officer or any employee of the Company or of any of its Subsidiaries has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

Section 3.13 Certain Contracts.

(a) Schedule 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each of the following contracts and other agreements (each a "Company Contract") to which the Company or any of its Subsidiaries is bound or is a party, other than contracts related to the Distribution, which will be disclosed in Schedule 5.12 of the Company Disclosure Schedule:

(i) equipment leases and lease purchase agreements with a remaining term of at least one year and remaining aggregate payments in excess of $25,000 under which the Company or any of its Subsidiaries is lessor or lessee, and any pledges, conditional sale or title retention agreements, and security agreements;

(ii) any agreement containing a non-compete or client or customer non-solicit requirement or other provision that restricts the conduct of, or the manner of conducting, any line of business in any geographic area, or upon consummation of the transactions contemplated hereby could restrict the ability of the Company or any of its Subsidiaries to engage in any line of business in any geographic area;

(iii) any agreement that obligates either of the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the transactions contemplated hereby will obligate Buyer, the Company or any of their respective Subsidiaries to conduct business with any third party on an exclusive or preferential basis;

(iv) any agreement with or to a labor union or guild (including any collective bargaining agreement);

(v) any joint venture or partnership agreement;

(vi) any indenture, credit agreement, loan agreement, guarantee or other agreement relating to Indebtedness of the Company or any of its Subsidiaries, or of any third party for which the Company or its Subsidiaries is a guarantor or is otherwise liable that will remain in effect after the Closing;

(vii) any agreement that requires the Company or any of its Subsidiaries  to make an investment in any Person in an amount in excess of $50,000;

(viii) any agreement that provides for the indemnification of any officer, director or employee of the Company or any of its Subsidiaries;

(ix) any merchandise supply agreements, which such agreements (A) are exclusive, or (B) involve annual payments of more than $50,000;

(x) any third party cemetery maintenance, management, sales or administrative services agreements; and

(xi) any agreement that would prevent, materially delay or materially impede the Company's ability to consummate the transactions contemplated by this Agreement.

(b) Seller has delivered, or made available to Buyer true, correct and complete copies of all Company Contracts (other than the Preneed Agreements), including any and all modifications or amendments thereto.

(c)  (i) Each Company Contract is valid and binding on the Company or its Subsidiaries, as applicable, enforceable against the parties thereto in accordance with its terms, and is in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) the Company and each of its Subsidiaries and, to the Knowledge of Seller, each other party thereto has duly performed all obligations required to be performed by it to date under the Company Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any of its Subsidiaries or, to the Knowledge of Seller, any other party thereto under any such Company Contract.  No written notice of default or termination has been received under any Company Contract.  There are no disputes pending or, to the Knowledge of Seller, threatened with respect to any Company Contract.

(d) Except as set forth on Schedule 3.13(d) of the Company’s Disclosure Schedule, no event or circumstance has occurred, or will occur by reason of the execution of this Agreement or the consummation of any of the transactions contemplated hereby that, with notice or lapse of time or both, would constitute any event of default thereunder or would result in a termination thereof or would allow the other party to make any material modification or amendment thereto or exercise other material right thereunder.

Section 3.14 Inventories, Accounts Receivable.  The inventories of the Company as shown on the Company Financial Statements are reflected at cost.  All accounts receivable of the Company represent bona fide sales actually made in the Ordinary Course and, subject to the allowance for doubtful accounts set forth in the Company Financial Statements, are, in the aggregate, collectible in the Ordinary Course, and to the Knowledge of Seller, without set off or counterclaim. The Company has good and valid title to the accounts receivable free and clear of all Liens.

Section 3.15 Preneed Agreements, Trust Accounts and Insurance.

(a) The Company and its Subsidiaries have complied in all material respects with the terms and conditions of the Preneed Agreements and all Laws and Regulatory Laws related thereto.  The forms of each of the Preneed Agreements are in compliance in all material respects with all Laws and Regulatory Laws related thereto.  To the Knowledge of Seller, no other party to any Preneed Agreement is in default or breach of any Preneed Agreement.  All funds received by the Company and its Subsidiaries in connection with Preneed Agreements have been, and as of the Closing will be, set aside in compliance with all Laws and Regulatory Laws related thereto.

(b) The funds (including interest) received in respect of each of the trust funded Preneed Agreements, as well as all funds designated for endowment or perpetual care (collectively, the "Trust Funds"), have been deposited, held, administered and reported in conformity with the terms of the Preneed Agreements, the interment rights agreements and applicable Laws and Regulatory Laws, and all Taxes related thereto have been paid or properly remitted.  All withdrawals from and investment and other uses of the Trust Funds have been made in accordance with all applicable Laws and Regulatory Laws.  All such Trust Funds are fully identified on Schedule 3.15(b) of the Company Disclosure Schedule, including a list of each trust account, the location of each and the amount held in trust and the obligation of the Company with respect thereto.  Seller made available to Buyer copies of all trust agreements, copies of the December 31, 2009 bank statements related to such trusts and copies of the most recent audit or other report furnished to or prepared by the state regulatory agency which oversees such trusts. At Closing, the amount in each of the Trust Funds will equal or exceed the amounts reflected on their respective December 31, 2009 bank statements, subject to market gains and reductions for market losses, withdrawals and deposits made in the Ordinary Course.

(c) For those Preneed Agreements that are funded by insurance, all insurance policies required to fund those Preneed Agreements are in force and all premiums for such policies that are required to be paid prior to the date hereof have been paid, except as set forth on Schedule 3.15(c) of the Company Disclosure Schedule.  All such insurance policies are fully identified on Schedule 3.15(c) of the Company Disclosure Schedule.

(d) The market value of the accounts, trusts or other deposits held pursuant to each of the Preneed Agreements is equal to or greater than the current cost of performing such Preneed Agreement.  All liabilities for undelivered funeral or cemetery merchandise are recorded at the current cost to deliver such merchandise.  The Company and/or its Subsidiaries are current, and as of the Closing will be current, with respect to all commissions collected on behalf of or payable to commissioned sales Persons in respect of each of the Preneed Agreements.

Section 3.16 Real Property.  Schedule 3.16 of the Company Disclosure Schedule sets forth a correct and complete list of all real properties owned, leased or otherwise used by the Company and its Subsidiaries along with a designation as to whether the property is owned or leased.  The applicable Company or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected as being owned in Schedule 3.16 of the Company Disclosure Schedule by such Company or one of its Subsidiaries or acquired after the date thereof (the "Owned Properties"), free and clear of all Liens, except for Permitted Liens on or set forth on Schedule 3.16 and (b) is the lessee of all leasehold estates described in Schedule 3.16 of the Company Disclosure Schedule (except for leases that have expired by their terms since the date thereof) (collectively with the Owned Properties, the "Real Property"), free and clear of all Liens, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid, without default thereunder by the lessee or, to the Knowledge of Seller, the lessor.  Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, with respect to the Real Property:

(a) no portion of the Real Property is subject to any pending condemnation proceeding or proceeding by any Governmental Entity materially adverse to the Real Property and to the Knowledge of Seller, there is no threatened condemnation or proceeding with respect thereto;

(b) the structures, improvements and fixtures at or upon the Real Property are in good operating condition for their intended use in all material respects subject to the provision of usual and customary maintenance and repair performed in the Ordinary Course with respect to similar properties of like age and construction;

(c) other than the Real Property leases set forth on Schedule 3.16 of the Company Disclosure Schedule, there are no contracts or agreements to which the Company or any of its Subsidiaries is a party or by which any of the Real Property is bound, granting to any Person the right of use or occupancy of any portion of the Real Property; and

(d) the existing improvements and the continuation of each of the businesses presently being conducted on the Real Property is in compliance with all zoning Laws in all material respects, and to the Knowledge of Seller, there are no pending changes in any zoning or similar Laws that would reasonably be expected to render any part of the businesses of the Company or its Subsidiaries as presently conducted illegal or uneconomical;

Section 3.17 Assets.  Schedule 3.17 of the Company Disclosure Schedule sets forth a correct and complete list, as of March 31, 2010, of all material tangible personal property owned, leased or used by the Company or its Subsidiaries, including without limitation all furniture, fixtures, equipment and vehicles.  The Company and its Subsidiaries have good and marketable title to all of the material tangible personal property used by them, free and clear of all Liens, except for Permitted Liens. Such assets are in good operating condition and repair (subject in all cases to ordinary wear and tear) as necessary for the uses for which they are used in the business of the Company and its Subsidiaries and, together with the Real Property, will constitute all the assets, properties, interests in properties and rights necessary to permit the Company and its Subsidiaries to carry on their business after the Closing as the same is now being conducted.

Section 3.18 Grave Spaces.  The Company has properly maintained and at Closing will have in its possession detailed records describing each burial in any of its cemeteries, showing the date of burial (with respect to the Hayward Chapel of the Chimes Memorial Park and Funeral Home, only of such burial occurred after 1960), the name of the person buried and the location of such burial.

Section 3.19 Intellectual Property.  Schedule 3.19 of the Company Disclosure Schedule sets forth correct and complete lists all of the patents, trademarks, service marks, trade names, copyrights, whether registered or unregistered, owned by the Company and/or its Subsidiaries and all such material rights and other proprietary rights that are licensed to the Company and/or its Subsidiaries, other than any software licenses (collectively the "Company Intellectual Property Rights").  The Company Intellectual Property Rights together with any software licenses held by the Company or its Subsidiaries constitute all of the intellectual property and other proprietary rights necessary to conduct the business of the Company and its Subsidiaries as now conducted.  The Company or its Subsidiaries own and possess all right, title and interest in the Company Intellectual Property Rights owned by the Company and/or its Subsidiaries, free and clear of any Liens other than Permitted Liens.  To the Knowledge of Seller, no Person has infringed or is infringing any of the Company Intellectual Property Rights and the Company has not entered into any agreement to indemnify any other party against any charge of infringement of any of the Company Intellectual Property Rights.  Neither the Company nor any of its Subsidiaries violates or infringes any intellectual property right of any other Person, and neither the Company nor any of its Subsidiaries has received any written communication alleging that it violates or infringes the Intellectual Property of any other Person.  Neither the Company nor any of its Subsidiaries has been sued for infringing any Intellectual Property of another Person.  There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of Seller, threatened, that challenges the rights of the Company or any of its Subsidiaries in respect of the Company Intellectual Property Rights, or that claims that any default exists under any Company Intellectual Property Rights.  None of the Company Intellectual Property Rights are subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator, or other Governmental Entity.

Section 3.20 Environmental Liability.

(a) The Company or its Subsidiaries possess all material environmental Permits and approvals necessary for the Company and its Subsidiaries to conduct their business as the is now being conducted.  Set forth on Schedule 3.20(a) of the Company Disclosure Schedule is a complete and accurate list of all environmental Permits possessed by the Company and/or its Subsidiaries.

(b) Except as set forth on Schedule 3.20(b) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries has engaged in or permitted any operations or activities upon, or any use or occupancy of, the Real Property, or any portion thereof, resulting in the storage, emission, release, discharge, dumping or disposal of any Hazardous Materials on, under, in or about the Real Property, in violation of any applicable environmental laws in any material respect. Except as set forth on Schedule 3.20(b) of the Company Disclosure Schedule or as otherwise identified in the Reports, to the Knowledge of Seller, there are no Hazardous Materials present on or under any Real Property in quantities or concentrations that exceed applicable standards established under applicable Laws.

(c) There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature, whether relating to the Real Property or otherwise, seeking to impose, or, to the Knowledge of Seller, that are reasonably likely to result in, any material liability (including without limitation STRICT LIABILITY) or obligation of the Company or any of its Subsidiaries arising under Law, including any local, state or federal environmental, health or safety statute, regulation or ordinance, or any other requirement of any Governmental Entity, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any similar state laws, pending or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries.

(d) Except as set forth in Schedule 3.20(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material liability or obligation with respect to any of the foregoing.

Section 3.21 Insurance.  The Company and its Subsidiaries maintain insurance in such amounts, and in respect of such risks, as are prudent for the business conducted by them.  A copy of all of the Company and its Subsidiaries’ insurance contracts and policies (including without limitation policies providing property, casualty, liability, director & officer, and workers’ compensation coverage) have been delivered or made available to Buyer, are in full force and effect and will continue to be renewed and/or maintained so as to be in full force and effect up to the Closing Date.

Section 3.22 Intercompany Accounts and Agreements.

(a) Schedule 3.22 of the Company Disclosure Schedule contains a complete list of all existing material intercompany arrangements between Seller and its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or its Subsidiaries, on the other hand.  The parties thereto have complied with the terms and conditions of all agreements listed in Schedule 3.22 of the Company Disclosure Schedule.

(b) No executive officer or director of Seller or any of its Subsidiaries or the Company or any of its Subsidiaries owns, leases or licenses or is an Affiliate of any person that owns, leases or licenses any assets which are used by the Company or any of its Subsidiaries to conduct its business as it is currently conducted.  Except as set forth in Schedule 3.22 of the Company Disclosure Schedule and except for any employment agreement or other benefit or compensation arrangements to which the Company or any of its Subsidiaries is a party, neither the Company nor any Subsidiary is a party to any agreement, arrangement or other understanding with any executive officer or director of the Company or any of its Subsidiaries.

Section 3.23 INTENTIONALLY LEFT BLANK

Section 3.24 Indebtedness.  Except as set forth on Schedule 3.24 of the Disclosure Schedule, which schedule sets forth the Indebtedness of the Company and its Subsidiaries, the Company and its Subsidiaries do not have any Indebtedness and are not liable for any Indebtedness of any other Person.

Section 3.25 Inventory of Cemeteries.  The real property owned by the Company and the saleable inventories of interment spaces, niches, lawn crypts, mausoleum spaces and undeveloped acreage as of March 31, 2010 is as set forth on Schedule 3.25 of the Company’s Disclosure Schedule.

Section 3.26 Volume.  The number of funerals, by type, cremations, interments, entombments and burials by location of the business for each of 2009, 2008 and 2007 are as set forth on Schedule 3.26 of the Company’s Disclosure Schedule.

Section 3.27 Accuracy of Information Furnished.  No representation, statement, or information contained in this Agreement (including, the Company Disclosure Schedule) or any agreement or document executed at the Closing in connection herewith by the Company or the Seller contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Subject to and as qualified by items disclosed in the disclosure schedule (the "Buyer Disclosure Schedule") delivered by Buyer and Parent contemporaneously with the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Buyer’s or Parent's covenants contained herein, provided, however, that disclosure in any section of such schedule shall apply only to the indicated Section of this Agreement except, with respect to a Section in Article IV, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of Article IV of this Agreement notwithstanding the absence of an appropriate cross reference thereto). Each of Buyer and Parent jointly and severally hereby represents and warrants, as of the date hereof and as of the Closing Date, to Seller as follows:

Section 4.1 Organization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Buyer has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

Section 4.2 Authority; No Violation.

(a) Each of Parent and Buyer has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and adopted by the members of the Buyer and the Executive Committee of Parent and no other company proceedings on the part of Buyer or Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Parent and (assuming due authorization, execution and delivery by Seller) constitutes the valid and binding obligation of Buyer and Parent, enforceable against each of them it in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by Buyer and Parent, nor the consummation by Buyer and Parent of the transactions contemplated hereby, nor compliance by Buyer and Parent with any of the terms or provisions of this Agreement, will (i) violate any provision of either of their constituent documents, (ii) assuming that the consents, approvals and filings referred to in Section 4.3 are duly obtained and/or made, violate any Law, judgment, order, injunction or decree applicable to Buyer or Parent, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, or result in the creation of any Lien upon any of the properties or assets of Buyer or Parent under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement or other instrument or obligation to which Buyer or Parent is a party or by which any of their respective properties or assets is bound or affected.

Section 4.3 Consents and Approvals.  Except for any notices or filings required under the HSR Act and except for the California Consumer Consent, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Buyer or Parent of the transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Buyer or Parent of this Agreement.

Section 4.4 Brokers.  Neither Buyer nor any of its officers or directors nor any Person acting on its behalf has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

Section 4.5 Financing.  Parent and Buyer have sufficient sources of financing in order to consummate the transactions contemplated by this Agreement and to fulfill their respective obligations hereunder, including payment to Seller of the Closing Date Cash Payment.

Section 4.6 Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing obtained by Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, each of Buyer and Parent shall be able to pay their respective debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, each of Buyer and Parent shall have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by  this Agreement and the closing of any financing to be obtained by Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or Parent.

Section 4.7 Acquisition of Shares for Investment.  Buyer is acquiring the Shares for investment purposes and not with a view toward, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, or any applicable state securities Laws.  Buyer acknowledges that the Shares have not been registered under the Securities Act or under any state securities laws, and that Buyer cannot offer for sale, sell, pledge, transfer, or otherwise dispose of the Shares without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration available thereunder.

Section 4.8 Due Diligence by Parent and Buyer.  Each of Parent and Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement.  Each of Parent and Buyer has relied solely on the results of its own independent investigation and the representations and warranties of the Seller set forth in Article III, including the Schedules hereto (and any updates thereto).  Each of Parent and Buyer acknowledges that neither the Company, Seller nor any of Seller's Affiliates, nor any other Person, has made any representation or warranty whatsoever, express or implied (including any implied warranty or representation as to the value or condition of the Company), regarding the Company or other matters beyond those expressly given in Article III of this Agreement.

Section 4.9 Ability to Evaluate Investment.  Each of Parent and Buyer is able to evaluate the merits and risks of an investment in the Shares by reason of Buyer’s and Parent's knowledge and experience in financial and business matters.  Each of Parent and Buyer acknowledges that it has had full access to the books and records of the Company and that each of Parent and Buyer has the necessary financial and business background to understand the financial standing of the Company represented in the books and records, or have consulted with someone with such expertise, and that they recognize that this purchase involves financial risks.

Section 4.10 Investment Risk.  Each of Parent and Buyer understands that an investment in the Shares is speculative and involves a high degree of risk and that each of Parent and Buyer is able to bear the economic risk of an investment in the Shares.

Section 4.11 Purchase for Own Account.  Buyer is purchasing the Shares solely for its own account, for investment, and not with a present intent to sell or distribute all or any of the Shares or any part thereof or interest therein.

Section 4.12 Investor Status.  At the time Parent was offered the Shares, Parent was and at the Closing Date hereof, each of Buyer and Parent is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

Section 4.13 No Solicitation.  The offering of the Shares in the Company to Parent and Buyer was made only through direct, personal communication among Parent, Buyer and a duly authorized representative of Seller and not through public solicitation or advertising.

Section 4.14 HSR Act.  Parent and Buyer hereby represent and warrant that (a) Evergreen Real Estate Partners LLC "controls" Parent within the meaning of 16 C.F.R. § 801.1(b); (b) Evergreen Real Estate Partners LLC is "controlled" (within the meaning of 16 C.F.R. § 801.1(b)) by a state board; (c) the state board is the "ultimate parent entity" (as defined in 16 C.F.R. § 801.1(a)(3)) of Evergreen Real Estate Partners LLC and Parent; and (d) the state board is a "state agency."  The acquisition of the voting securities of the Company by Buyer is exempt from the reporting requirements of the HSR Act, pursuant to Section 7A(c)(4) of the HSR Act.  The filing of a Premerger Notification Report Form under the HSR Act with respect to the transactions contemplated by this Agreement is not required.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Businesses Prior to the Closing Date.  Except as expressly permitted by this Agreement or with the prior written consent of Buyer, during the period from the date of this Agreement to the Closing Date, Seller shall cause the Company and each of its Subsidiaries to (i) conduct its business in the Ordinary Course and in compliance in all material respects with all applicable Laws, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and management and advantageous business relationships with its customers, suppliers and others having business dealings with it and retain the services of its officers and key employees, (iii) cooperate with Buyer as reasonably necessary and take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Seller or Buyer to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or of Seller, the Company, or Buyer to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby and (iv) not take any action which might cause any representation or warranty under Article III to become untrue.

Section 5.2 Forbearances.  Without limiting the generality of Section 5.1 above, during the period from the date of this Agreement to the Closing Date, except as set forth in Schedule 5.2 of the Company Disclosure Schedule or as otherwise permitted by this Agreement, the Company shall not and the Seller shall not permit the Company or any of its Subsidiaries to, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed:

(a) incur any indebtedness for borrowed money (other than short-term borrowings in the Ordinary Course under the Company’s existing revolving credit facility), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)  (i) adjust, split, subdivide, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock; (ii) make, declare or pay any dividend (whether in cash, stock or other securities or property), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, directly or indirectly any shares of its capital stock or of any of its Subsidiaries or of Seller or any of its Affiliates or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its or their capital stock (except dividends paid by any of the Subsidiaries of such Company to such Company or to any of its wholly-owned Subsidiaries); (iii) grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of such Company's or Subsidiary's capital stock or other equity-based award with respect to shares of such Company's or Subsidiary's capital stock, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or (iv) issue any additional shares of capital stock or other securities;

(c)  (i) increase in any manner the compensation or benefits including severance benefits of any of the current or former directors, officers or employees of a Company or its Subsidiaries (collectively, "Employees"), (ii) pay any pension, severance or retirement benefits to Employees, (iii) become a party to, establish, amend, commence, participate in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation (including any employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired employees), (iv) accelerate the vesting of any long-term incentive compensation under any Company Benefit Plans, or (v) agree, amend or enter into any collective bargaining agreement with any labor organization, union or association;

(d) sell, transfer, pledge, lease, grant, license, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a Subsidiary, or create any Lien of any kind with respect to any such property or asset other than a Permitted Lien, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, in each case other than in the Ordinary Course or pursuant to contracts in force at the date of this Agreement;

(e) enter into any new line of business or change in any material respect its operating policies, except as required by applicable Law;

(f) transfer ownership, or grant any license or other rights, to any person or entity of or in respect of any Company Intellectual Property Rights;

(g) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

(h) amend the Company Charter or Company Bylaws (or comparable organizational documents), or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(i)  (i) amend or otherwise modify, or violate the terms of, or terminate, any Company Contract, (ii) create, renew or amend any agreement or contract or, except as may be required by applicable Law, other binding obligation of the Company or its Subsidiaries  containing (A) any material restriction on the ability of it or its Subsidiaries to conduct its business as it is presently being conducted or (B) any material restriction on the ability of the Company or their Affiliates to engage in any type of activity or business or (iii) enter into any new, or amend any existing, contract, agreement or arrangement with any Affiliate;

(j) commence or settle any claim, action or proceeding, except for settling any claim, action or proceeding in excess of $50,000 individually or $100,000 in the aggregate;

(k) take any action or willfully fail to take any action that is intended, or may reasonably be expected, to result in any of the conditions to this Agreement set forth in Article VI not being satisfied;

(l) make, change or revoke any material election related to Taxes (unless required by applicable Law), settle or compromise any material Tax liability or agree to any adjustment of any material Tax attribute, enter into any closing agreement related to Tax, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or change any taxable period or any Tax accounting method, fail to file any Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects;

(m) make any capital expenditure in excess of $25,000 in the aggregate or enter into any contract or commitment therefor;

(n) enter into any contract for the purchase, sale or lease of real property other than the sale of cemetery inventory in the Ordinary Course;

(o) fail to keep in force insurance policies providing insurance coverage with respect to the assets, operations and activities of the Company or any of its Subsidiaries  as currently in effect;

(p) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by, or any material action in furtherance of any of the actions prohibited by, this Section 5.2; or

(q) change any investments in the Trust Funds.

Section 5.3 Buyer Forbearances.  Except as expressly permitted by this Agreement or with the prior written consent of Seller or the Company, during the period from the date of this Agreement to the Closing Date, Buyer shall not knowingly, and shall not permit any of its Subsidiaries to, take any action that would, or willfully fail to take any action that is intended to, result in any of the conditions set forth in Article VI not being satisfied.

Section 5.4 Access; Information.  Upon reasonable notice and subject to applicable Laws relating to the confidentiality of information, Seller shall cause the Company and each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other Representatives of Buyer, reasonable access, during normal business hours during the period prior to the Closing Date, to all its personnel (including for training, benefits-transition and related purposes), properties, books, contracts, commitments and records, and, during such period, the Company shall, and shall cause each of its Subsidiaries  to, make available to Buyer and its Representatives (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of insurance Laws (other than reports or documents that such party is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, operations, properties and personnel as Buyer may reasonably request. Neither Seller, the Company, nor any of its Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or contravene any Law entered into prior to the date of this Agreement.  The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  All information disclosed under this Section 5.4 shall remain subject to the confidentiality agreement, dated as of November 24, 2008, by and between Raymond James & Associates, Inc., on behalf of the Company and Buyer.

Section 5.5 Notices of Certain Events; Supplemental Information.

(a) Buyer and Seller shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on Buyer or the Company, respectively, or (ii) that it believes would or reasonably likely would cause or constitute a breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(b) At any time, and from time to time, prior to the Closing, Seller shall supplement or amend the Company Disclosure Schedule with respect to any material fact, matter or circumstance that Seller learns of and that is required to make each representation and warranty set forth in Article III accurate as of the date such supplement or amendment is made (the "Updated Schedules").  Buyer may elect to accept the Updated Schedules and proceed to a Closing and in such circumstance such Updated Schedules shall amend the Company Disclosure Schedule as if disclosed on the date of this Agreement for the purposes of any indemnification rights existing under Article IX hereto.  In the event Buyer does not elect to accept the Updated Schedules, such Updated Schedules shall not be effective to amend the Company Disclosure Schedule or the representations and warranties thereto.

Section 5.6 Pre-Closing Arrangements.  All of the intercompany arrangements between Seller and its Subsidiaries and Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or its Subsidiaries, on the other hand, will be terminated immediately prior to the Closing and all intercompany balances previously disclosed to Buyer between Seller and its respective Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or its Subsidiaries, on the other hand shall be written off.

Section 5.7 Regulatory Matters.

(a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all third parties and Governmental Entities.

(b) Each of Buyer and Seller shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Seller, the Company, or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

(c) If any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, Buyer, on the one hand, and Seller and the Company, on the other hand, shall use their commercially reasonable efforts to (x) take, or cause to be taken, all other actions and (y) do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as any state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction may assert under any Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the End Date), in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date; provided that neither the Company nor any of its Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of their Affiliates, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs. Notwithstanding anything to the contrary in this Section 5.7 or elsewhere in this Agreement, Buyer shall not be required to agree to or accept (but in their discretion may agree to or accept), and Seller shall not, and shall not permit the Company, without the prior written consent of Buyer, to, agree to or accept, unless requested to do so by Buyer (subject to the proviso to the immediately preceding sentence) any condition sought by any Governmental Entity or other person in connection with any consent or approval required to complete or otherwise in connection with the transactions contemplated by this Agreement that (A) seeks to prohibit or limit the ownership or operation by the Company, its Subsidiaries, Buyer or any of their Affiliates of the business or assets of any of them, or to compel the Company or Buyer or any of their Affiliates to dispose of or hold separate any significant portion of their business or assets as a result of the transactions contemplated hereby, (B) seeks to impose limitations on the ability of Buyer to acquire, hold, or exercise rights of direct or indirect ownership of the Company or any of its Subsidiaries, including the right to vote the capital stock of the Company on all matters properly presented to the shareholders of the Company and the rights to declare or pay dividends on any capital stock of the Company or any of its Subsidiaries, or (C) seeks to prohibit Buyer or any of its Subsidiaries from effectively controlling in any material respect the business or operations of Buyer, the Company or any of their respective Subsidiaries and their Affiliates.

(d) Subject to Section 5.7(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the transaction contemplated by this Agreement, or any other agreement contemplated hereby, Seller and Buyer each shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Buyer and Seller and the Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

(f) In furtherance and not in limitation of the covenants of the parties contained in Section 5.7(a), (c) or (d), with respect to the Third Party Consents, costs paid to any third party with respect to Third Party Consents, other than Seller’s attorney fees, shall be borne solely by Buyer.

Section 5.8 Confidentiality.  Unless required by Seller to comply with Law, Seller agrees not to disclose or use, and use its commercially reasonable efforts to cause its Representatives not to disclose or use, any Confidential Information.  Unless required by Seller to comply with Law, Seller will deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in its possession.  In the event that Seller or any of its Representatives is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer, at its expense, may seek an appropriate protective order or waive compliance with the provisions of this Section 5.8.  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled by Law to disclose any Confidential Information, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use its commercially reasonable efforts to obtain, at the request and sole expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.  The foregoing covenant shall apply to Seller commencing on the Closing Date and will continue until the third anniversary thereof.  Notwithstanding anything to the contrary contained in this Section 5.8, Seller shall be permitted to make any disclosure of Confidential Information permitted by Section 10.7 or as may be required by the Securities Act or the rules and regulations of any applicable stock exchange; provided that to the extent not prohibited by Law, copies of all such communications are supplied to Buyer within a reasonable period in advance of filing.

Section 5.9 Post-Closing Cooperation.

(a) Without limiting the terms of Section 8.5 hereof with respect to Tax matters, following the Closing the parties shall provide each other and their respective Representatives reasonable access to such and to such of their respective legal, accounting, financial and audit personnel as shall be necessary for financial reporting and accounting matters or to prepare documents required to be filed with Governmental Entities.  In addition, following the Closing, Seller and its Subsidiaries shall use reasonable efforts to cooperate with, and to cause their independent public accountants to cooperate (at Buyer’s sole expense) with, Buyer and its Representatives in preparing any financial statements of the Company and its Subsidiaries for any pre-Closing period.

(b) Buyer shall use its commercially reasonable efforts following the Closing to cooperate with Seller (at Seller’s sole expense) to complete the transfer of the real property described on Section 5.9(b) of the Company Disclosure Schedule for real property of similar value to a trust in a transaction intended to qualify as a tax-free exchange under Section 1031 of the Code (the "Real Estate Swap").  If, on or before March 31, 2011, the Real Estate Swap has not occurred because Seller has been unable to identify to Buyer exchangeable real property which is reasonably acceptable to Buyer, Seller shall pay to the owner of the real estate described on Schedule 5.9(b) of the Company Disclosure Schedule the fair market value of such property based on the appraised value of the property as of the date of the appraisal and such property shall be transferred to Seller.  The appraisals shall be conducted by an appraiser selected by Seller that is reasonably acceptable to Buyer.  The cost of the appraisals shall be borne by Buyer.

Section 5.10 Satisfaction of Indebtedness.  Subject to Section 2.4(a), Seller shall assume or satisfy in full all of the outstanding Indebtedness prior to or at the Closing, except for any Indebtedness of the type referred to in clause (c) of the definition thereof and Indebtedness of the type referred to in clauses (f) and (g) of the definition thereof to the extent such Indebtedness relates to the Indebtedness referred to in clause (c) thereof.

Section 5.11 Exclusivity of Representations; Investigations by Buyer.

(a) In connection with the investigation by Parent and Buyer of the Company and its Subsidiaries and their businesses and operations, Parent and Buyer and their respective Representatives have received from Seller and/or the Company or their respective Representatives certain projections and other forecasts of future revenue, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) for the Company and its Subsidiaries.  Parent and Buyer acknowledge and agree that (i) there are uncertainties inherent in attempting to make such projections and forecasts; (ii) each of Parent and Buyer is familiar with such uncertainties; and (iii) each of Parent and Buyer is taking full responsibility for making its own evaluations of the adequacy and accuracy of all projections and forecasts of future revenue, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition  (or any component thereof) so furnished to it or its Representatives.

(b) Each of Parent and Buyer agrees that, except for the representations and warranties made by Seller that are expressly set forth in Article III of this Agreement or any other agreement delivered in connection with this Agreement, none of Seller, the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives has made and shall not be deemed to have made to any of Parent, Buyer or their respective Affiliates or Representatives any representation or warranty of any kind.  Without limiting the generality of the foregoing, each of Parent and Buyer agrees that none of Seller, the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives (including Raymond James & Associates, Inc.) makes or has made any representation or warranty to Parent, Buyer or to any of their respective Representatives or Affiliates with respect to  any projections or forecasts of future revenue, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition  (or any component thereof) of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Buyer or their respective Representatives or Affiliates.

Section 5.12 Excluded Assets.

(a) Prior to the Closing, Seller will cause the Company to distribute the Excluded Assets to it in accordance with the steps set out in Schedule 5.12 of the Company Disclosure Schedule (the "Distribution").  Notwithstanding anything to the contrary contained herein, Seller makes no representation or warranty, express or implied, to Parent or Buyer relating to the Excluded Assets, including any representation or warranty regarding any Subsidiary created to hold the Excluded Assets.  Each of Parent and Buyer hereby consents for all purposes under this Agreement including Sections 5.1 and 5.2 to Seller taking all steps reasonably necessary to consummate the Distribution, including the steps set out in Schedule 5.12 of the Company Disclosure Schedule.  Furthermore, the description of the steps to be taken necessary to conduct the Distribution shall be deemed incorporated into all Sections of the Company Disclosure Schedule.

(b) Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that the responsibility for all costs and expenses (including, but not limited to, all Taxes, transfer taxes, filing fees, recording fees or otherwise) incurred by the Company or its Subsidiaries, whether before, on or after the Closing Date, associated with, arising out of or relating to the Distribution (the "Distribution Costs") shall be the responsibility of the Seller.  In furtherance of the foregoing, to the extent the actual amount of the Distribution Costs exceeds the amount of the Estimated Distribution Costs that are deducted from the Purchase Price, the Seller shall pay the Company the amount of such difference.  Any payment by the Seller of such difference shall be outside of the indemnification provisions contained in Article IX and shall not be subject to any limitations as to time or amount set forth in Section 9.4 hereof.  Any such payment shall be due and payable within five (5) Business Days after delivery of reasonable evidence regarding same.  Seller and Buyer agree to treat all payments made by Seller under this Section 5.12 as adjustments to the Purchase Price.

Section 5.13 Director and Officer Indemnification.  Until the sixth anniversary of the Closing, Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or otherwise modify the Company Charter and Company Bylaws or the certificate of incorporation or bylaws of any of the Company’s Subsidiaries in any manner that would affect adversely the indemnification rights thereunder of individuals who at and at any time prior to the Closing Date were directors, officers, employees or agents of the Company or any of its Subsidiaries; provided, however, that in the event Parent or Buyer elects to merge or consolidate the Company or any Subsidiary into an entity formed by Parent or Buyer, such action will not be deemed to be a violation of this provision provided that the surviving entity provides indemnification to directors and officers to the fullest extent permitted under the laws of the jurisdiction of the surviving entity.  Parent and Buyer agree to give Seller at least three days prior written notice of any such merger or consolidation.

Section 5.14 Company Benefits Plans.  Buyer shall freeze the Company's ESOP and, prior to Closing, make a determination of how to administer the ESOP following the Closing.  Buyer shall not assume any other Company Benefit Plan.

Section 5.15 Assumption and Satisfaction of Excluded Liabilities.  Notwithstanding anything to the contrary contained herein, effective as of the Closing Date, Seller hereby agrees to retain and assume the Excluded Liabilities and agrees to satisfy in full the Excluded Liabilities as they become due and payable.

Section 5.16 Real Estate Agreements.

(a) The parties agree with respect to the San Mateo development plan, the Company has already paid $350,000 with respect to planners, consultants and other third party fees.  Seller hereby agrees to pay up to $150,000 of additional costs and expenses relating to the approval of the development plan submitted by the Company to San Mateo County, all as required by San Mateo County.  Any costs and expenses in excess of $150,000 to be paid by Seller shall be borne by Buyer.  Buyer acknowledges and agrees that notwithstanding any provision in this Agreement to the contrary, Seller has made no representation or warranty as to the number of acres of land that may be approved by San Mateo County for cemetery or mausoleum development or the development density or features that may be allowed.

(b) In an effort to close the transaction on terms acceptable  to Seller, Buyer agrees to close the transaction notwithstanding the title issues on Parcel V as described on Schedule 3.16.  Upon execution of  this Agreement, Seller agrees to immediately commence and actively prosecute a quiet title action to obtain marketable title to Parcel V.  In the event title is vested in Seller, Seller shall execute whatever documents Buyer reasonably requests to vest the title with Buyer, or its affiliates.  Any costs associated with the quiet title action and the vesting of title with Buyer, including, but not limited to, any cost associated with a reissuance of any title insurance policy, shall be the sole responsibility of Seller (the "Parcel V Costs").

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Each Party's Obligation.  The respective obligations of the parties to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of any of the transactions contemplated by this Agreement shall be in effect.

(b) California Consumer Consent.  The California Consumer Consent shall have been obtained and remains in full force and effect.

(c) No Litigation:  There shall not be pending any suit, action or proceeding by or before the Closing Date by or before any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith.

Section 6.2 Conditions to Obligations of Buyer.  The obligation of Buyer to effect the transactions contemplated hereby is also subject to the satisfaction, or waiver by Buyer, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties which are qualified by materiality which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer or the Chief Financial Officer of Seller to the foregoing effect.

(b) Performance of Obligations of Seller.  Seller shall have complied in all material respects with the covenants and agreements to be performed by or complied with under this Agreement at or prior to the Closing Date; and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer or the Chief Financial Officer of Seller to such effect.

(c) No Material Adverse Effect.  There shall not have been any event or condition since the date of this Agreement which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

(d) Transfer of Excluded Assets.  The Distribution shall have been completed at or prior to the Closing.

(e) Consents.  Receipt of Government Authorization.

(f) Resignations – Directors and Officers.  Resignations of all directors and officers of Company and each of its Subsidiaries.

(g) Resignations - Trustees.  Resignations of the trustees of all preneed trusts and endowment care funds.

(h) Closing Deliveries.  Each of the items required to be executed and delivered to Buyer pursuant to Section 2.5 shall have been so executed and delivered or ready to be delivered.

Section 6.3 Conditions to Obligations of Seller.  The obligation of Seller to effect the transactions contemplated hereby is also subject to the satisfaction or waiver by Seller, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Buyer and Parent set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties which are qualified by materiality which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Seller shall have received a certificate signed on behalf of each of Buyer and Parent by the Chief Executive Officer or the Chief Financial Officer of Buyer and Parent, as applicable, to the foregoing effect.

(b) Performance of Obligations of Buyer and Parent.  Buyer and Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer and Parent by each of their respective Chief Executive Officers or Chief Financial Officers to such effect.

(c) Closing Deliveries.  Each of the items required to be executed and delivered to Seller pursuant to Section 2.6 shall have been so executed and delivered or ready to be delivered.

(d) Consents.  Receipt of all Government Authorization.

(e) Appointment – Trustees.  Buyer shall have appointed successor trustees of all preneed trusts and endowment care funds.

(f) Appointment – Directors and Officers.  Buyer shall have appointed successor directors and officers of Company and each of its Subsidiaries.

ARTICLE VII

TERMINATION

Section 7.1 Termination.

(a) This Agreement may be terminated on or prior to the Closing Date only as follows:

(i) by mutual written consent of Buyer and Seller;

(ii) by either Seller or Buyer, if any Governmental Entity that must grant a Regulatory Approval to complete the transactions contemplated hereby has denied approval thereof and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(iii) by either Seller or Buyer, if the Closing Date shall not have occurred on or before June 30, 2010 unless extended by mutual agreement of Seller and Buyer (the "End Date");  provided, that either Buyer or Seller shall have the right to extend the said date by up to thirty (30) days, if necessary, to allow for receipt of regulatory approvals to satisfy the conditions to closing set forth in Article VI; provided, however, that the right to terminate this Agreement pursuant to this section shall not be available to any party if the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement; or

(iv) by either Seller or Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.2 or 6.3, as the case may be, and which is not cured within 14 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period.

(b) The termination of this Agreement shall be effectuated by the delivery of a written notice of such termination from the party terminating this Agreement to the other party.

Section 7.2 Obligations upon Termination.  In the event that this Agreement shall be terminated pursuant to Section 7.1, all obligations of the parties hereto under this Agreement shall terminate and this Agreement shall become null and avoid and of no further force and effect, except (a) for the provisions of this Section 7.2 and Sections 10.2, 10.3, 10.5 and 10.6 and (ii) that nothing herein will relieve any party from liability for any breach of this Agreement.

ARTICLE VIII

TAX MATTERS

Section 8.1 Seller’s Responsibility for Taxes.  Notwithstanding anything in this Agreement to the contrary, Seller shall be liable for and shall bear and pay, reimburse, indemnify and hold harmless Buyer and its Affiliates (including the Company and all of its Subsidiaries) for, from and against any and all liabilities for Taxes (or payments in respect of Taxes) that arise out of, relate to or are attributable to (a) Taxes imposed on, allocated to or incurred or payable by the Company or any of its Subsidiaries  for any Pre-Closing Tax Period (b) any Taxes imposed under Treasury Regulation Section 1.1502-6(a) (or under any similar provision of Law) with respect to a consolidated, combined, unitary, affiliated or other Tax group that included the Company or any of its Subsidiaries  in a Pre-Closing Tax Period, (c) Taxes incurred by the Company and the Subsidiaries with respect to the Distribution; (d) breaches or inaccuracies of the representations and warranties or the covenants set forth in this Agreement that relate to Tax matters; (e) any and all Taxes of any Person imposed on either of the Company or any of its Subsidiaries  as a transferee or successor, by contract, or otherwise to the extent such tax is related to a Pre-Closing Tax Period; and (f) any open reasonable fees and expenses (including attorney's, accountant's and other professional's fees) incurred in connection with any claim, investigation, review, proceeding, negotiation related to the matters set forth in clauses (a) through (f) above; provided, however, Seller shall have no obligation to pay for or indemnify Buyer and its Affiliates with respect to any amounts described in clauses (a) through (f) to the extent such amounts are included on the Closing Date Balance Sheet.  Subject to the limitations in Section 9.4,  Seller shall reimburse Buyer for any Taxes of the Company or its Subsidiaries that are the responsibility of Seller pursuant to this Section 8.1 within fifteen (15) days after the payment of such Taxes by Buyer, the Company or its Subsidiaries.

Section 8.2 Straddle Periods.  In the case of Taxes (other than Transfer Taxes which shall be the Buyer’s obligation in all cases and Taxes related to the Distribution which shall be Seller's obligation in all cases) that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period that is a Pre-Closing Tax Period shall be:

(a) in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended on the day preceding the Closing Date or on the Closing Date, as applicable (an interim closing of the books);

(b) in the case of Taxes imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on and including the day preceding the Closing Date or the period ending on and including the Closing Date, as applicable and the denominator of which is the number of calendar days in the entire period; and

(c) in the case of Taxes based upon gross premiums deemed equal to the amount that would be payable with respect to the premiums written as of the day preceding the Closing Date or as of the Closing Date, as applicable.

Notwithstanding the foregoing, a Tax shall not be allocable to the portion of the period ending on and including the day preceding the Closing Date to the extent, and solely to the extent, that such Taxes have been accounted for as a liability on the Closing Date Balance Sheet.

Section 8.3 Indemnification Procedures.  Any claim for indemnification under Section 8.1 shall be made in accordance with procedures and limitations on indemnification set forth in Article IX of this Agreement.

Section 8.4 Tax Returns.

(a) Seller shall prepare and timely file or cause to be prepared and timely filed:

(i) all income Tax Returns for the Company and its Subsidiaries  for all Pre-Closing Tax Periods that are filed on a consolidated, combined, or unitary basis, regardless of when such Tax Returns are required to be filed. Such Tax Returns, as they relate to the Company or any of its Subsidiaries, shall be consistent with past practice, except as required by applicable Law; and

(ii) all other Tax Returns for the Company and its Subsidiaries  for Tax periods that end before the Closing Date and that are required to be filed on or prior to the day before the Closing Date (taking into account any valid extensions). Such Tax Returns shall be consistent with past practice, except as required by applicable Law.

(b) Buyer shall prepare (through Hood & Strong) and timely file, or cause to be prepared and timely filed, Tax Returns for the Company and its Subsidiaries  for Tax periods that end on or before the day before the Closing Date that are not described in Section 8.4(a) and not filed on or prior to the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practice, except as required by applicable Law or as would not have a material adverse impact on Seller.  Seller shall have the right to review and comment upon such Tax Returns prior to filing and the parties shall cooperate with one another in the preparation of such Tax Returns.

(c) Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company and its Subsidiaries  for all Straddle Periods. Such Tax Returns shall be prepared by Hood & Strong in a manner consistent with past practice, except as required by applicable Law or as would not have a material adverse impact on Seller.  Seller shall have the right to review and comment upon such Tax Returns prior to filing and the parties shall cooperate with one another in the preparation of such Tax Returns.

(d) Buyer shall prepare and timely file, or cause the Company and its Subsidiaries  to prepare and timely file, all Tax Returns required to be filed by or with respect to the Company and its Subsidiaries for any Tax period beginning on or after the Closing Date.

(e) Seller shall not enter into any settlement or compromise related to any Taxes which settlement or compromise could reasonably be expected to have a material adverse impact on the Company, its Subsidiaries, Buyer or any of its Affiliates without obtaining prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(f) Buyer shall not enter into (or cause the Company or any Subsidiary to enter into) any settlement or compromise related to Taxes which settlement or compromise could reasonably be expected to have a material adverse effect on Seller without obtaining prior written consent of Seller, which consent will not be unreasonably withheld or delayed.

Section 8.5 Cooperation and Exchange of Information.  Buyer and Seller shall, and shall cause their respective Affiliates to, provide each other with such cooperation and information as either of them or their respective Affiliates reasonably may request of the other in filing any Tax Return, amended Tax Return, or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, determining the amount of any loss or credit attributable to the Company or its Subsidiaries, or participating in or conducting any Tax audit, examination, assessment or proceeding ("Tax Contest"). Such cooperation and information shall include, to the extent reasonably requested, providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Each party and its Affiliates shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of Buyer and Seller shall, and shall cause its respective Affiliates to, retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and its Subsidiaries  for each Tax period first ending after the Closing Date and for all prior years until the later of (i) the expiration of the statute of limitations of the years to which such Tax Returns and other documents relate, without regard to extension except to the extent notified in writing of such extensions for the respective Tax periods, or (ii) three years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 8.5 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting a Tax Contest or as otherwise may be required by Law, regulation, or the rules of any stock exchange.

Section 8.6 Tax Sharing.  All intercompany balances due with respect to any and all existing Tax Sharing Agreements will be paid in full and settled immediately before the Closing Date, and all such Tax Sharing Agreements shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

Section 8.7 Transfer Taxes.  Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes shall be borne solely by Buyer.  Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 8.8 Tax Returns.  Buyer and Seller agree that Seller shall be entitled to all Tax refunds to which the Company and its Subsidiaries are entitled for all Pre-Closing Tax Periods except to the extent that such Tax refunds are reflected in the Adjustment Amount.  Buyer agrees to cooperate and to cause the Company and its Subsidiaries to cooperate with Seller in making all Tax filings necessary to obtain such refunds and shall pay or cause the Company or its Subsidiaries, as applicable, to pay the amount of such Tax refunds to Seller promptly following the receipt thereof except to the extent that such Tax refunds are reflected in the Adjustment Amount.  The portion of any Tax refund for a Pre-Closing Tax Period that is attributable to a Straddle Period shall be determined using the principles set forth in Section 8.6.

Section 8.9 Miscellaneous.

(a) Seller and Buyer agree to treat all payments made by either of them to or for the benefit of the other under the indemnity provisions of this Agreement as adjustments to the Purchase Price.

(b) Buyer shall not cause the Company or any Subsidiary to waive or extend any statute of limitations for Taxes with regard to Tax Returns filed for any Pre-Closing Tax Period without the prior written consent of Seller, not to be unreasonably withheld or delayed.

(c) Notwithstanding  anything herein provided to the contrary, the provisions of this Article VIII shall survive indefinitely.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival.  The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the 15-month anniversary of the Closing Date; provided, however, that (a) the representations and agreements (collectively, the "Excluded Representations") made in Sections 3.1 (Organization), 3.2 (Capitalization), 3.3 (Authority; No Violation), 3.6(c) (Financial Statements), 3.10 (Taxes and Tax Returns) and 3.11(i) (Employee Matters), 3.17 (Assets), 8.1 (Seller’s Responsibility for Taxes), 5.15 (Satisfaction of Excluded Liabilities) and 5.16 (Real Estate Agreements) shall survive the Closing indefinitely and (b) the representations made in Section 4.2(a) shall survive the Closing indefinitely.  Except for the Excluded Representations, the covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the 15-month anniversary of the Closing Date or for the period explicitly specified therein.  Notwithstanding the preceding sentences, any breach of representation or warranty or any covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if the indemnified party shall have given to the indemnifying party notice of the inaccuracy or breach or other matter giving rise to such right of indemnity prior to such time.

Section 9.2 Indemnification by Seller.  Seller shall defend, indemnify and hold harmless Buyer, its Affiliates, and, after the Closing, the Company and its Subsidiaries, and their respective officers, directors, employees, agents, advisors and other Representatives (collectively, the "Buyer Indemnitees") from and against, and pay or reimburse the Buyer Indemnitees for, any and all damage, loss, liability, expense, action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, injunction, judgment, order, decree, ruling, due, penalty, fine, cost, amount paid in settlement, obligation, Tax, lien, expense and fee, including court costs (including reasonable expenses of investigation, enforcement and collection, reasonable attorneys’ accountants’ and other professional fees and expenses incurred in connection with any litigation) whether or not involving a Third Party Claim (collectively, "Losses"), resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty of Seller or the Company in this Agreement, (b) any failure of Seller or any Affiliate or, prior to the Closing Date, the Company or any of its Subsidiaries, to perform any covenant or agreement under this Agreement, (c) any liability arising out of or relating to any Excluded Assets, including, but not limited to, the Company’s ownership of the Excluded Assets and the transfer of the Excluded Assets to Seller or its designee and (d) any Excluded Liability.

Section 9.3 Indemnification by Buyer and Parent.  Buyer and Parent shall jointly and severally defend, indemnify and hold harmless Seller and its officers, directors, employees, agents, advisers and representatives (collectively, the "Seller Indemnitees") from and against, and pay or reimburse the Seller Indemnities for, any and all Losses resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty of Buyer in this Agreement, and (b) any failure of Buyer to perform any covenant or agreement under this Agreement.

Section 9.4 Certain Limitations.

(a) After the Closing, Seller shall not be required to indemnify the Buyer Indemnitees for Losses under Sections 8.1 and 9.2(a) or 9.2(b) until the aggregate amount of all such Losses exceeds $500,000 (the "Basket"), in which event Seller shall be responsible for the amount of such Losses in excess of the Basket; provided, however, that the Basket shall not apply with respect to any Excluded Representation, any liability arising out of or relating to any Excluded Asset or Excluded Liability or fraud on the part of Seller.

(b) Buyer and Parent shall not be required to indemnify the Seller Indemnitees for Losses under Section 9.3 until the aggregate amount of all such Losses exceeds the Basket, in which event Buyer and Parent shall be responsible for the amount of such Losses in excess of the Basket; provided, however, the Basket shall not apply with respect to any fraud on the part of Buyer or Parent.

(c) With respect to Seller’s obligation under Section 8.1, 9.2(a) and 9.2(b), except as otherwise provided in Section 9.4(d), the aggregate maximum liability of Seller shall be equal to $34,000,000.  For the avoidance of doubt, except as permitted by Section 9.4, a Buyer Indemnitee shall not be entitled to indemnification under Section 9.2(a) and 9.2(b) once the aggregate amount of claims paid under Section 9.2 exceeds $34,000,000.

(d) With respect to Seller’s obligation for breaches of the Excluded Representations, the aggregate maximum liability of Seller shall be equal to the Purchase Price.  For the avoidance of doubt, and by way of example only, a Buyer Indemnitee shall not be permitted to bring a claim under either Section 9.2(a) for breaches of Sections 3.2, 3.3, 3.6(c) and 3.17 once the aggregate amount of claims paid under Section 9.2 equals the Purchase Price.

(e) The Buyer Indemnitees shall have no rights to claims for indemnification under Section 9.2 with respect to any breach of any representation or warranty of Seller to which Buyer or Parent had Knowledge prior to the Closing.

(f) IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES, LOST PROFIT, PROVIDED, HOWEVER, THAT THIS SECTION 9.4(f) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER THIS ARTICLE IX FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE IX.

(g) The liability of Seller for all Losses shall be reduced by the net amount of  any proceeds of insurance actually received by a Buyer Indemnitee from non-Affiliate third parties in connection with a claim for indemnification by such Buyer Indemnitee (but only to the extent insurance proceeds are actually received by a Buyer Indemnitee within one (1) year of the Buyer Indemnitee’s submission to its insurer(s) of its claim and appropriate supporting documentation, unless the Buyer Indemnitee fails to diligently attempt throughout such one (1) year period to collect promptly such insurance proceeds).  If a Buyer Indemnitee receives such insurance payment subsequent to such one (1) year period and following indemnification by Seller, Buyer Indemnitee shall remit to Seller the amount so paid by the insurance company but not in excess of the indemnification payment by Seller.

Section 9.5 Third Party Claim Procedures.  In the case of any claim asserted by a third party (a "Third Party Claim") against a party entitled to indemnification under this Agreement (an "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of such Third Party Claim, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify, subject to the limitations contained in Section 9.4, the Indemnified Party for Losses related to such Third Party Claim) to assume the defense of such Third Party Claim, provided that (a) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to be given notice. The notice provided to the Indemnifying Party shall describe the Third Party Claim in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Losses that has been or may be suffered.  If the Indemnifying Party does not assume the defense of such Third Party Claim within twenty (20) days of notice thereof, the Indemnified Party shall be entitled to assume and control such defense in any manner it reasonably may deem appropriate.  In the event the Indemnifying Party has assumed the defense of such Third Party Claim within twenty (20) days of notice thereof, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).  Except with the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability and wrongdoing with respect to such Third Party Claim. Seller and Buyer shall cooperate in the defense of any Third Party Claim subject to this Article IX and the records of each shall be reasonably available to the other with respect to such defense.

Section 9.6 Direct Claims.  In any case in which an Indemnified Party seeks indemnification hereunder which does not involve a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party in writing of any Losses that such Indemnified Party claims are subject to indemnification under the terms hereof.  The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless and only to the extent that such Indemnifying Party is materially prejudiced as a result of such failure to be given notice.

ARTICLE X

MISCELLANEOUS

Section 10.1 Expenses.  Each party hereto shall pay its own expenses including without limitation, fees and expenses of its agents, Representatives, counsel, auditors, and accountants incidental to the preparation of this Agreement and carrying out the transactions contemplated herein.  The Seller shall be responsible for all of the Company’s and its Subsidiaries’ Transaction Expenses ("Company’s Transaction Expenses").  The Seller shall be deemed to have paid the Company’s Transaction Expenses if such expenses were (i) paid or payable directly by the Seller, (ii) paid in full by the Company prior to the Closing Date, or (iii) accrued on the Closing Date Balance Sheet as a current liability and such current liability is part of the Net Asset calculation.

Section 10.2 Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with answer-back confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Seller, to:

Capital Southwest Corporation
12900 Preston Road at LBJ
Suite 700
Dallas, Texas 75230
Attention: President
Fax: (972) 233-7362

with a copy to (which copy shall not constitute notice):

Locke Lord Bissell & Liddell LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
Attention:  Gina E. Betts
Fax:  (214) 740-8800

(b) if to Buyer, to:

NorthStar Cemetery Services of California, LLC
1900 St. James Place
Suite 200
Houston, Texas 77056
Attention: Mark Hamilton
Fax:  (713) 343-5443

with a copy to (which copy shall not constitute notice):

Finn Dixon & Herling LLP
177 Broad Street, 15th Floor
Stamford, Connecticut 06901-2048
Attention:  Timothy A. Birch, Esq.
Fax:  (203) 325-5001

Any party may change the address to which notices, claims, demands and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

Section 10.3 Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except as otherwise expressly provided herein, all references to "dollars" or "$" shall be deemed references to the lawful money of the United States of America. Unless otherwise indicated, the word "day" shall be interpreted as a calendar day. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein," "hereby," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including any exhibits hereto and schedules delivered herewith) and not to any particular provisions of this Agreement. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The Company Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

Section 10.4 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. Either party may deliver its signed counterpart of this Agreement to the other party by means of facsimile or any other electronic medium, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

Section 10.5 Entire Agreement.  This Agreement (including the documents executed in connection herewith at Closing) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, including, but not limited to, that certain Letter of Intent dated December 23, 2009, executed by the parties hereto.

Section 10.6 Governing Law.  This Agreement shall be deemed to be made in and in all respects shall be interpreted, governed and construed in accordance with the internal laws of the State of Texas applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles.

Section 10.7 Publicity.  Neither Seller nor Buyer shall, and neither Seller nor Buyer shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld or delayed) of Buyer, in the case of a proposed announcement or statement by Seller, or Seller, in the case of a proposed announcement or statement by Buyer; provided, however, that (i) either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of any applicable stock exchange and (ii) that either party may issue a press release or make a public announcement that discloses only information previously made available to the public pursuant to Section 10.7 or otherwise made available to the public without violating the terms of this Agreement .

Section 10.8 Assignment; Third Party Beneficiaries.

(a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (other than by Buyer by operation of law in a merger of Buyer) without the prior written consent of the other party; provided, however, the Buyer may (and the Company may after Closing) (i) assign any or all of its rights and interests hereunder to one or more Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder, (iii) collaterally assign any or all of its rights hereunder to one or more lenders of the Buyer and/or the Company and (iv) assign its rights hereunder in connection with the sale of all or substantially all of its business or assets (whether by merger, sale of stock or assets, recapitalization or otherwise).  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.  This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement, except that the provisions of Section 5.16 shall inure to the benefit of and enforceable by the current and former directors, officers, employees and agents of the Company and its Subsidiaries that are covered by the terms thereof.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.9 Arbitration.  Except for actions requesting temporary, preliminary or permanent injunctive relief or specific performance or for the determination of the Adjustment Amount as provided in Section 2.4, the parties hereto agree that any claim, action, dispute or controversy of any kind ("Dispute") arising out of or relating to this Agreement or concerning any aspect of performance by any party hereto under the terms of this Agreement, shall be settled exclusively and finally by arbitration in accordance with this Section 10.9.

(a) Rules and Procedures.  Such arbitration shall be governed by and conducted pursuant to the Federal Arbitration Act (including case law), except as expressly provided otherwise in this Agreement.  The making, validity, construction, and interpretation of this Section 10.9, and all procedural aspects of the arbitration conducted pursuant hereto, shall be decided by the arbitrators.  Except as modified by this Agreement, the arbitration shall be conducted in accordance with the Federal Arbitration Act and, to the extent an issue is not addressed by the federal law of arbitration, by the Commercial Arbitration Rules (including the Optional Procedures for Large, Complex Commercial Disputes) of the American Arbitration Association (collectively, the "Rules").

(b) Discovery.  The arbitrators shall permit discovery and rule on matters of confidentiality as they determine is appropriate in the circumstances.

(c) Venue.  All arbitration proceedings hereunder shall be conducted in Dallas, Texas or such other location as approved by each party to the Dispute.

(d) Arbitrators.  All arbitration proceedings hereunder shall be before a panel of three arbitrators consisting of Persons (which can include lawyers), having at least ten (10) years of experience arbitrating complex commercial disputes.  Within thirty (30) days of the notice of initiation of the arbitration procedure, each side to the dispute shall select one arbitrator.  If any side to the dispute fails to select an arbitrator within the required time, the other side to the dispute that has selected an arbitrator shall select two arbitrators.  The two arbitrators so selected shall select a third arbitrator, failing agreement on which, the third arbitrator shall be selected in accordance with the Rules.

(e) Limitations on Arbitrators.  The arbitrators shall have authority to interpret and apply the terms and conditions of this Agreement and to order any remedy allowed by this Agreement, including specific performance of this Agreement, but may not change any term or condition of this Agreement, deprive any party of a remedy expressly provided hereunder, or provide any right or remedy that has been excluded hereunder. Notwithstanding the foregoing, in connection with each Dispute, each of the parties thereto shall submit their respective claims and positions thereunder (the "Claims").

(f) Transcripts and Decisions.  The parties shall request that final decision of the arbitrators be in writing, set forth the reasons for such final decision.  To the fullest extent permitted by Law, the arbitration proceeding and the arbitrators’ decision and award shall be maintained in confidence by the parties and the parties shall instruct the arbitrators to likewise maintain such matters in confidence.

(g) Fees and Awards.  The fees and expenses of the arbitrators shall be borne equally by Buyer and Seller, but the decision of the arbitrators may include such award of the arbitrators’ expenses and of other costs to the prevailing side as the arbitrators may determine.

(h) Binding Nature.  The decision and award of the arbitrators shall be binding upon the parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.

Section 10.10 Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.11 Guarantee of Parent.  Parent shall cause Buyer to perform all of its obligations under this Agreement and hereby unconditionally and irrevocably guarantees, covenants and agrees to be jointly and severally liable with the Buyer for the due and punctual performance of each and every obligation of the Buyer arising under this Agreement and with respect to the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

NORTHSTAR CEMETERY SERVICES OF CALIFORNIA, LLC

By:	/s/ W. Mark Hamilton
W. Mark Hamilton,
Chairman and Chief Executive Officer

NORTHSTAR MEMORIAL GROUP, LLC

By:	/s/ W. Mark Hamilton
W. Mark Hamilton, President
and Chief Executive Officer

LIFEMARK GROUP

/s/ Andy Bryant
Andy Bryant, President

CAPITAL SOUTHWEST CORPORATION

/s/ Gary L. Martin
Gary L. Martin, President and
Chief Executive Officer

EXHIBIT A

March 31, 2010 Balance Sheet

1

EXHIBIT B

Definition of Parcel V

Order Number: NCS-427172-CC
Page Number: 13

2 CHAINS; THENCE SOUTH 88° 30' WEST 1 CHAIN AND 52 LINKS; THENCE SOUTH 78° WEST 1 CHAIN AND 1 LINK; THENCE SOUTH 50° 30' WEST 1 CHAIN AND 31 LINKS; THENCE SOUTH 3° 15' WEST 14 CHAINS AND 95 LINKS; THENCE SOUTH 33° 15' EAST 3 CHAINS AND 32 LINKS TO THE NORTHERLY BOUNDARY OF S.K. WILSEY'S TRACT; THENCE SOUTH 71° 15' WEST 6 CHAINS AND 52 LINKS TO THE PLACE OF BEGINNING.

APN: PORTION OF 056-550-020

PARCEL V-1:

ALL THOSE LANDS DESIGNATED AS "SKYLAWN MEMORIAL GARDENS 143.78 ACS. +", AS SHOWN ON MAP ENTITLED "RECORD OF SURVEY ON BOUNDARY OF SKYLAWN MEMORIAL GARDENS SAN MATEO COUNTY, CALIFORNIA", WHICH MAP WAS FILED IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SAN MATEO, STATE OF CALIFORNIA ON OCTOBER 28, 1959 IN BOOK 4 OF LICENSED LAND SURVEYORS MAPS AT PAGE 66.

EXCEPTING THEREFROM ALL THAT PORTION THEREOF AS SHOWN ON THE CERTAIN MAP ENTITLED "MAP OF SKYLAWN MEMORIAL GARDENS, SAN MATEO COUNTY, CALIF." WHICH MAP WAS FILED IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SAN MATEO, STATE OF CALIFORNIA ON JUNE 12, 1959 IN BOOK 51 OF MAPS, AT PAGE 32, BEING PARCEL V-2, BELOW.

ALSO EXCEPTING THEREFROM ALL THAT PORTION THEREOF CONVEYED TO THE STATE OF CALIFORNIA BY DEED RECORDED MARCH 22, 2000 AS INSTRUMENT NO. 2000-33261, SAN MATEO COUNTY OFFICIAL RECORDS.

APN: PORTION OF 056-550-030

PARCEL V-2:

ALL THAT LAND SHOWN ON THE CERTAIN MAP ENTITLED "MAP OF SKYLAWN MEMORIAL GARDENS SAN MATEO COUNTY, CALIF." WHICH MAP WAS FILED IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SAN MATEO, STATE OF CALIFORNIA ON JUNE 12, 1959 IN BOOK 51 OF MAPS, AT PAGE 32.

APN: PORTION OF 056-550-030

PARCEL VI:

1

FROM A POINT OF BEGINNING BEING THE MOST WESTERLY POST ON A LINE RUNNING DUE EAST AND WEST 2 CHAINS AND 19 LINKS LONG (ALSO PART OF THE DIVISION LINE BETWEEN SECTIONS 11 AND 14) SET BY THE SAN FRANCISCO WATER DEPARTMENT AT THE SOUTHEASTERLY CORNER OF THE PARCEL OF LAND DESIGNATED BY THE SAN MATEO COUNTY ASSESSOR'S OFFICE AS PARCEL NO. 056-370-060; THENCE NORTH 13 CHAINS AND 50 LINKS; THENCE NORTH 39° 45' WEST 35 CHAINS AND 71 LINKS; THENCE NORTH 20° 20' EAST 4 CHAINS; THENCE NORTH 60° 40' WEST 11 CHAINS AND 4 LINKS  THENCE SOUTH 30 CHAINS AND 9 LINKS; THENCE EAST 20 CHAINS; THENCE SOUTH 16 CHAINS AND 23 LINKS TO TROWELL'S NORTHERLY CORNER; THENCE ALONG SAID TROWELL'S EASTERLY BOUNDARY AS FOLLOWS: SOUTH 22° 30' EAST 4 CHAINS 8.8 LINKS (269.79') THENCE EAST (ALONG THE DIVISION BETWEEN SECTIONS 11 AND 14) 8 CHAINS 78.2 LINKS (579.62') TO THE POINT OF BEGINNING.

TOGETHER WITH THAT CERTAIN REAL PROPERTY DESCRIBED AS FOLLOWS:

BEGINNING AT A STAKE ON THE SOUTHWEST CORNER OF THE LAND SOLD BY ONE, ALFRED